Prospectus Supplement No. 4	Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated November 17, 2020)	Registration No. 333-249949

17,715,000 Shares of Common Stock

Up to 102,359,084 Shares of Common Stock by the Selling Stockholders

465,000 Warrants by the Selling Stockholders

This prospectus supplement updates and supplements the prospectus dated November 17, 2020 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-249949). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the Commission on May 7, 2021 (the “Quarterly Report”) and our Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 30, 2021 (the “Definitive Proxy Statement”). Accordingly, we have attached the Quarterly Report and the Definitive Proxy Statement to this prospectus supplement.

The Prospectus relates to the offer and sale of (a) up to 17,715,000 shares of our Common Stock, upon the exercise of warrants, each exercisable for one share of Common Stock at a price of $11.50 per share (“Warrants”) and (b) the resale from time to time of (i) up to 102,359,084 shares of Common Stock, consisting of 87,894,084 shares of Common Stock, 465,000 shares of Common Stock issuable upon the exercise of Warrants and up to 14,000,000 shares of Common Stock to be issued if certain threshold price conditions are met and (ii) 465,000 Warrants by the selling security holders named in the Prospectus.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates and supplements the information in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock and Warrants are listed on the Nasdaq Capital Market under the symbols “PAYA” and “PAYAW,” respectively. On May 6, 2021, the closing sale prices of our Common Stock and Warrants were $10.54 and $2.59, respectively.

Investing in our Common Stock and Warrants involves risks that are described in the “Risk Factors” section beginning on page 6 of the Prospectus and under similar headings in any further amendments or supplements to the Prospectus before you decide whether to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 7, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2021

or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from __ to __

Commission file number 001-819881

Paya Holdings Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	85-2199433
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

303 Perimeter Center North, Suite 600, Atlanta, Georgia 30346

(Address, including zip code, of principal executive offices)

(800) 261-0240

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	PAYA	The Nasdaq Capital Market
Warrants to purchase common stock	PAYAW	The Nasdaq Capital Market

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports); and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act). Yes ☐ No ☒

There were 126,697,492 shares of Common Stock, par value $0.0001 per share, issued and outstanding as of March 31, 2021.

Paya Holdings Inc.

TABLE OF CONTENTS

Quarterly Report on FORM 10-Q

March 31, 2021

i

Cautionary Statement Regarding Forward-Looking Statements

This Quarterly Report on Form 10-Q includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for the post-combination business. Specifically, forward-looking statements may include statements relating to:

●	operational, economic, political and regulatory risks;

●	natural disasters and other business disruptions including outbreaks of epidemic or pandemic disease;

●	changes in demand within a number of key industry end-markets and geographic regions;

●	failure to retain key personnel;

●	our inability to recognize deferred tax assets and tax loss carry forwards;

●	our future operating results fluctuating, failing to match performance or to meet expectations;

●	unanticipated changes in our tax obligations;

●	our obligations under various laws and regulations;

●	the effect of litigation, judgments, orders or regulatory proceedings on our business;

●	our ability to successfully acquire and integrate new operations;

●	global or local economic and political movements;

●	our ability to effectively manage our credit risk and collect on our accounts receivable;

●	our ability to fulfill our public company obligations;

●	any failure of our management information systems;

●	our ability to meet our debt service requirements and obligations;

●	changes in the payment processing market in which Paya competes

●	changes in the vertical markets that Paya targets

●	Paya’s relationships within the payment ecosystem

●	Paya’s growth strategies

●	data security

●	changes in accounting policies applicable to Paya; and

●	the development and maintenance of effective internal controls and other risks and uncertainties.

These forward-looking statements are based on information available as of the date of this Quarterly Report on Form 10-Q and our management’s current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date. We undertake no obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

ii

Part I

Item 1. Unaudited Condensed Consolidated Financial Statements

Paya Holdings Inc.

Condensed Consolidated Statements of Income and Other Comprehensive Income

(In thousands, Unaudited)

	Three Months Ended March 31,
	2021	2020
Revenue	$55,255	$49,139
Cost of services exclusive of depreciation and amortization	(26,137)	(24,498)
Selling, general & administrative expenses	(16,914)	(15,580)
Depreciation and amortization	(7,032)	(5,996)
Income from operations	5,172	3,065
Other income (expense)
Interest expense	(4,043)	(4,645)
Other income (expense)	492	(17)
Total other expense	(3,551)	(4,662)
Income (loss) before income taxes	1,621	(1,597)
Income tax (expense) benefit	(576)	922
Net income (loss)	$1,045	$(675)

Weighted average shares outstanding of common stock	117,808,563	54,534,022
Basic net income (loss) per share	$0.01	$(0.01)
Diluted net income (loss) per share	$0.01	$(0.01)

See accompanying notes to the unaudited condensed consolidated financial statements.

1

Paya Holdings Inc.

Condensed Consolidated Balance Sheets

(In thousands, Unaudited)

	March 31,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$133,824	$23,617
Trade receivables, net	22,060	17,493
Prepaid expenses	2,766	2,218
Income taxes receivable	541	541
Other current assets	636	457
Total current assets before funds held for clients	159,827	44,326
Funds held for clients	69,430	78,505
Total current assets	$229,257	$122,831
Noncurrent assets:
Property and equipment, net	14,057	12,805
Goodwill	206,337	206,308
Intangible assets, net	133,287	132,616
Other long-term assets	756	781
Total Assets	$583,694	$475,341
Liabilities and stockholders’ equity
Current liabilities:
Trade payables	2,918	3,967
Accrued liabilities	10,419	10,435
Accrued revenue share	8,351	7,535
Income taxes payable	744	—
Other current liabilities	2,985	3,071
Total current liabilities before client funds obligations	25,417	25,008
Client funds obligations	68,990	78,658
Total current liabilities	$94,407	$103,666
Noncurrent liabilities:
Deferred tax liability, net	14,453	14,618
Long-term debt	219,795	220,152
Tax receivable agreement liability	19,175	19,627
Other long-term liabilities	1,105	1,246
Total liabilities	$348,935	$359,309
Stockholders’ Equity:
Common stock, $0.0001 par value; 500,000,000 authorized; 126,697,492 and 116,697,441 issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	13	12
Additional Paid-in-Capital	247,134	129,453
Accumulated deficit	(12,388)	(13,433)
Total stockholders’ equity	234,759	116,032
Total liabilities and stockholders’ equity	$583,694	$475,341

See accompanying notes to the unaudited condensed consolidated financial statements.

2

Paya Holdings Inc.

Condensed Consolidated Statements of Changes in Stockholders’ Equity

(In thousands, Unaudited)

	Common stock		Additional paid-in-	Retained	Total stockholders’
	Shares	Amount	capital	earnings	equity
Balance at December 31, 2019 as recast	54,534,022	$5	$147,268	$(12,909)	$134,364
Net loss	—	—	—	(675)	(675)
Stock based compensation - Class C incentive units	—	—	392	—	392

Balance at March 31, 2020	54,534,022	$5	$147,660	$(13,584)	$134,081

Balance at December 31, 2020	116,697,441	$12	$129,453	$(13,433)	$116,032
Net income	—	—	—	1,045	1,045
Stock based compensation - Class C incentive units	—	—	259	—	259
Stock based compensation - Common stock	—	—	451	—	451
Equity offering	10,000,000	1	116,970	—	116,971
Warrant exercise	51	—	1	—	1
Balance at March 31, 2021	126,697,492	$13	$247,134	$(12,388)	$234,759

See accompanying notes to the unaudited condensed consolidated financial statements.

3

Paya Holdings Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands, Unaudited)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$1,045	$(675)
Depreciation & amortization expense	7,032	5,996
Loss on disposal of property and equipment	—	98
Deferred taxes	(164)	952
Bad debt expense	226	441
Stock based compensation	710	392
Gain on tax receivable agreement liability	(452)	—
Amortization of debt issuance costs	259	274
Changes in assets and liabilities, net of impact of business acquisitions:
Trade receivables	(4,792)	(2,919)
Prepaid expenses	(549)	(886)
Other current assets	(179)	234
Trade payables	(1,050)	(1,076)
Accrued liabilities	(16)	(3,980)
Accrued revenue share	816	192
Income tax payable/receivable, net	745	(1,873)
Other current liabilities	(86)	(149)
Movements in cash held on behalf of customers, net	(594)	452
Other long-term liabilities	31	(38)
Net cash provided by (used in) operating activities	$2,982	$(2,565)

Cash flows from investing activities:
Purchases of property and equipment	(2,290)	(963)
Purchases of customer lists	(6,865)	(85)
Net cash (used in) investing activities	$(9,155)	$(1,048)

Cash flows from financing activities:
Payments on long-term debt	(591)	(591)
Borrowings under Credit Facility	—	25,000
Distribution to Ultra	—	(555)
Proceeds from equity offering	116,970	—
Net cash provided by financing activities	$116,379	$23,854

Effect of foreign currency exchange rates on cash and cash equivalents	1	—
Net change in cash and cash equivalents	110,207	20,241
Cash and cash equivalents, beginning of period	23,617	25,957
Cash and cash equivalents, end of period	$133,824	$46,198

Supplemental disclosures:
Cash interest paid	$3,727	$4,318
Cash taxes paid, including estimated payments	$—	$3

See accompanying notes to the unaudited condensed consolidated financial statements.

4

Notes to Unaudited Condensed Consolidated Financial Statements

(In Thousands, unless otherwise noted)

1.	Organization, basis of presentation and summary of accounting policies

Organization

Paya Holdings, Inc., a Delaware corporation, conducts operations through its wholly-owned subsidiaries. These operating subsidiaries are comprised of Paya, Inc., Paya EFT, Inc., Stewardship Technology, Inc., First Mobile Trust, LLC, and The Payment Group, LLC.

On October 16, 2020, we consummated the business combination (the “Business Combination”) contemplated by that certain Agreement and Plan of Merger, dated as of August 3, 2020 (“Merger Agreement”), by and among Paya Holdings Inc. (f/k/a FinTech Acquisition Corp. III Parent Corp.) (“we,” “us,” “Paya” or the “Company”), FinTech Acquisition Corp. III (“FinTech”), FinTech III Merger Sub Corp. (“Merger Sub”), GTCR-Ultra Holdings, LLC (“Ultra”), GTCR-Ultra Holdings II, LLC (n/k/a Paya Holdings II, LLC, “Holdings”), GTCR/Ultra Blocker, Inc. and GTCR Fund XI/C LP ("Fund"). See Note 3, Business combination for more information.

The Company is a leading independent integrated payments platform providing card, ACH, and check payment processing solutions via software to middle-market businesses in the United States. Paya’s solutions integrate with customers’ core business software to enable payments acceptance, reconcile invoice detail, and post payment information to their core accounting system. In this manner, Paya enables its customers to collect revenue from their B2C and B2B customers with a seamless experience and high-level of security across payment types.

The Company is headquartered in Atlanta, Georgia and also has operations in Reston, VA, Fort Walton Beach, FL, Mount Vernon, OH, Miamisburg, OH and Dallas, TX.

Basis of presentation

The Company’s unaudited condensed consolidated financial statements have been prepared in accordance with the requirements of the U.S. Securities and Exchange Commission (“SEC”) for interim financial information. As permitted under accounting principles generally accepted in the United States of America (“U.S. GAAP”), certain notes and other information have been omitted from the interim unaudited condensed consolidated financial statements presented in this Quarterly Report on Form 10-Q. Therefore, these financial statements should be read in conjunction with the Company’s most recent Annual Report on Form 10-K, for the year ended December 31, 2021, as filed with the SEC.

In management’s opinion, the condensed consolidated financial statements include all normal and recurring adjustments necessary for a fair presentation of the Company’s financial position, results of operations and cash flows. The results of operations for any interim period are not necessarily indicative of the operating results that may be expected for the full fiscal year ending December 31, 2021 or any future period.

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

5

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

Use of estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. These estimates are based on management’s best knowledge of current events and actions that the Company may undertake in the future. The more significant estimates made by management relate to allowance for doubtful accounts, income taxes, tax receivable agreement liability, and impairment of intangibles and long-lived assets. The Company periodically evaluates the methodologies employed in making its estimates.

Principles of Consolidation

These condensed consolidated financial statements include the accounts of the Company and its subsidiary companies. All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and cash equivalents

Cash and cash equivalents are short-term, highly liquid investments with a maturity of ninety days or less at the time of purchase. The fair value of our cash and cash equivalents approximates carrying value. At times, cash and cash equivalents exceed the amount insured by the Federal Deposit Insurance Corporation.

Concentration of credit risk

Our cash, cash equivalents, trade receivables, funds receivable and customer accounts are potentially subject to concentration of credit risk. The Company performs ongoing credit evaluations of its customers’ financial condition and generally requires no collateral from its customers. No individual customers represented more than 10% of the Company’s revenue.

Trade receivables, net

Trade receivables are recorded at net realizable value, which includes allowances for doubtful accounts. The Company estimates an allowance for doubtful accounts related to balances that it estimates it cannot collect from merchants. These uncollectible amounts relate to chargebacks, uncollectible merchant fees, and ACH transactions that have been rejected subsequent to the payout date. The Company uses historical write-off data to estimate losses incurred relating to uncollectible accounts. The allowance for doubtful accounts was $1.3 million and $1.2 million at March 31, 2021 and December 31, 2020, respectively.

Prepaid expenses

Prepaid expenses primarily consist of prepaid insurance, rent and supplier invoices.

Other current assets

Other current assets primarily consist of current deferred tax assets, current deferred debt issuance costs for the revolving credit facility (the “Revolver”), other receivables and equipment inventory.

6

Funds held for clients and client funds obligation

Funds held for clients and client funds obligations result from the Company’s processing services and associated settlement activities, including settlement of payment transactions. Funds held for clients are generated principally from merchant services transactions and are comprised of both settlements’ receivable and cash as of period end. Certain merchant settlement assets that relate to settlement obligations accrued by the Company are held by partner banks. The Company records corresponding settlement obligations for amounts payable to merchants and for payment instruments not yet presented for settlement. Differences in the funds held for clients and client funds obligation are due to timing differences between when transactions are settled and when payment instruments are presented for settlement and are considered to be immaterial. The changes in settlement assets and obligations are presented on a net basis within operating activities in the condensed consolidated statements of cash flows.

Property and equipment, net

Property and equipment, is stated at cost less accumulated depreciation. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets. These lives are 3 years for computers and equipment, 5 years for furniture, fixtures, and office equipment, and the lesser of the asset useful life or remaining lease term for leasehold improvements. Also, the Company capitalizes software development costs and website development costs incurred in accordance with ASC 350-40, Internal Use Software. The useful lives are 3 to 5 years for internal-use software. Repair and maintenance costs are expensed as incurred and included in selling, general and administrative expenses on the condensed consolidated statements of income and other comprehensive income.

Impairment of long-lived assets

The Company evaluates the recoverability of its long-lived assets in accordance with the provisions of ASC 360, Property, Plant and Equipment (“ASC 360”). ASC 360 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets is measured by comparing the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. There was no impairment of long-lived assets recognized in any period presented in the condensed consolidated financial statements.

Goodwill and other intangible assets, net

Goodwill represents the premium paid over the fair value of the net tangible and identifiable intangible assets acquired in the Company’s business combinations. The Company evaluates goodwill and intangible assets in accordance with ASC 350, Goodwill and Other Intangible Assets (“ASC 350”). ASC 350 requires goodwill to be either qualitatively or quantitatively assessed for impairment annually (or more frequently if impairment indicators arise) for each reporting unit. The Company tests goodwill annually for impairment as of September 30 of each year, and at interim periods upon a potential indication of impairment, using a qualitative approach. The Company tests goodwill for impairment by comparing the estimated fair value of the reporting units to the related carrying value. If the fair value of the reporting units is lower than its carrying amount, goodwill is written down for the amount by which the carrying amount exceeds fair value. The loss recognized cannot exceed the carrying amount of the goodwill. There was no goodwill impairment recognized in any period presented in the condensed consolidated financial statements.

Intangible assets with finite lives consist of developed technology and customer relationships and are amortized on a straight-line basis over their estimated useful lives. From time to time, the Company acquires customer lists from sales agents in exchange for an upfront cash payment. The purchase of customer lists are treated as asset acquisition, resulting in recording an intangible asset at cost on the date of acquisition. The acquired customer lists intangible assets have a useful life of 5 years. Factors that could trigger an impairment review include significant under-performance relative to expected historical or projected future operating results, significant changes in the manner of our use of the acquired assets or the strategy for our overall business or significant negative industry or economic trends. If this evaluation indicates that the value of the intangible asset may be impaired, the Company makes an assessment of the recoverability of the net book value of the asset over its remaining useful life. If this assessment indicates that the intangible asset is not recoverable, based on the estimated undiscounted future cash flows of the asset over the remaining amortization period, the Company reduces the net book value of the related intangible asset to fair value and may adjust the remaining amortization period.

7

The Company evaluates its intangible assets with finite lives for indications of impairment whenever events or changes in circumstances indicate that the net book value may not be recoverable. There were no indicators of impairment identified nor was impairment recognized in intangible assets in any period presented in the condensed consolidated financial statements.

Long-term debt and issuance costs

Eligible debt issuance costs associated with the Company's credit facilities are deferred and amortized to interest expense over the term of the related debt using the effective interest method. Debt issuance costs associated with Company's term debt are presented on the Company's condensed consolidated balance sheets as a direct reduction in the carrying value of the associated debt liability.

Revenue

The Company’s business model provides payment services, card processing, and ACH, to merchants through enterprise or vertically focused software partners, direct sales, reseller partners, other referral partners, and a limited number of financial institutions. The Company recognizes processing revenues on bankcard merchant accounts and ACH merchant accounts at the time merchant transactions are processed and periodic fees over the period the service is performed. See Note 2, Revenue recognition for more information on the Company's revenue recognition policy.

Cost of services exclusive of depreciation and amortization

Cost of services includes card processing costs, ACH costs, and other fees paid to card networks, and equipment expenses directly attributable to payment processing and related services to merchants. These costs are recognized as incurred. Cost of services also includes revenue share amounts paid to reseller and referral partners and are calculated monthly based on monthly merchant activity. These expenses are recognized as transactions are processed. Accrued revenue share represent amounts earned during the period but not yet paid at the end of the period.

Selling, general and administrative expenses

Selling, general and administrative expenses consist primarily of salaries, stock based compensation expense, wages, commissions, marketing costs, professional services costs, technology costs, occupancy costs of leased space, and bad debt expense.

Depreciation & Amortization

Depreciation and amortization consist primarily of amortization of intangible assets, mainly including customer relationships, internal-use software, customer lists, trade names and to a lesser extent depreciation on our investments in property, equipment, and software. We depreciate and amortize our assets on a straight-line basis in accordance with our accounting policies. Repair and maintenance costs are expensed as incurred and included in selling, general and administrative expenses on the condensed consolidated statements of income and other comprehensive income. Customer lists are amortized over a period of 5-15 years depending on the intangible, developed technology 3-5 years, and trade names over 25 years.

Derivative financial instruments

The Company accounts for its derivative instruments in accordance with ASC 815, Derivatives and Hedging. ASC 815 establishes accounting and reporting standards for derivative instruments requiring the recognition of all derivative instruments as assets or liabilities in the Company’s condensed consolidated balance sheets at fair value.

8

The Company records its derivative instruments as assets or liabilities, depending on its rights or obligations under the applicable derivative contract. Changes in fair value are recognized in earnings in the affected period.

The Company uses an interest rate cap contract to manage risk from fluctuations in interest rates on its Term Loan credit agreement. Interest rate caps involve the receipt of variable-rate amounts beyond a specified strike price over the life of the agreement without exchange of the underlying principal amount. The interest rate cap is not designated as a hedging instrument. Changes in the fair value of the interest rate cap are recorded through other income (expense) in the condensed consolidated statement of income and other comprehensive income, other current assets and other current liabilities on the condensed consolidated balance sheet, and in changes in other current assets in the combined statement of cash flows.

Income taxes

The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized principally for the expected tax consequences of temporary differences between the tax basis of assets and liabilities and their reported amounts, using currently enacted tax rates. The measurement of a deferred tax asset is reduced, if necessary, by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized.

The Company recognizes a tax benefit for uncertain tax positions if the Company believes it is more likely than not that the position will be upheld on audit based solely on the technical merits of the tax position. The Company evaluates uncertain tax positions after the consideration of all available information. Such tax positions must initially and subsequently be estimated as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authorities, assuming full knowledge of the position and relevant facts. The Company's policy is to recognize any interest and penalties related to income taxes as income tax expense in the relevant period.

Fair-Value Measurements

ASC 820, Fair Value Measurements, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The determination of fair value is based on the principal or most advantageous market in which the Company could participate and considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance. Also, determination of fair value assumes that market participants will consider the highest and best use of the asset.

The Company uses the hierarchy prescribed in ASC 820 for fair value measurements, based on the available inputs to the valuation and the degree to which they are observable or not observable in the market.

The three levels of the hierarchy are as follows:

Level 1 Inputs—Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date;

Level 2 Inputs—Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability; and

Level 3 Inputs—Unobservable inputs for the asset or liability used to measure fair value allowing for inputs reflecting the Company’s assumptions about what other market participants would use in pricing the asset or liability, including assumptions about risk.

9

Recently Issued Pronouncements Not Yet Adopted

In March 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting which provides optional expedients and exceptions for applying U.S. GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments in this ASU are effective for all entities as of March 12, 2020 through December 31, 2022. An entity may elect to apply the amendments for contract modifications by Topic or Industry Subtopic as of any date from the beginning an interim period that includes or is subsequent to March 12, 2020, or prospectively from the date that the financial statements are available to be issued. Once elected for a Topic or an Industry Subtopic, the amendments must be applied prospectively for all eligible contract modifications for that Topic or Industry Subtopic. The Company may apply ASU 2020-04 as its contracts referenced in London Interbank Offered Rate (“LIBOR”) are impacted by reference rate reform. The Company is currently evaluating the effect of ASU 2020-04 on its condensed consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to enhance and simplify various aspects of the accounting for income taxes. The amendments in this update remove certain exceptions to the general principles in Topic 740 related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. ASU 2019-12 also clarifies and amends existing guidance to improve consistent application of the accounting for franchise taxes, enacted changes in tax laws or rates and transactions that result in a step-up in the tax basis of goodwill. ASU 2019-12 is effective for annual and interim periods beginning after December 15, 2021, with early adoption permitted. The Company is currently evaluating the effect of ASU 2019-12 on our condensed consolidated financial statements.

In August 2017, the FASB issued ASU 2017-12, Derivatives and Hedging (Topic 815), Targeted Improvements to Accounting for Hedging Activities. The new guidance amends the hedge accounting model in Accounting Standards Codification (“ASC”) 815 to better portray the economic results of an entity’s risk management activities in its financial statements and simplifies the application of hedge accounting in certain situations. The ASU eliminates the requirement to separately measure and report hedge ineffectiveness. The ASU is effective for annual periods beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2021. Early adoption is permitted. The Company does not expect the adoption of this ASU to have a significant impact on its condensed consolidated financial statements.

In January 2017, the FASB issued Accounting Standards Update (“ASU”) 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The ASU simplifies how an entity is required to test goodwill for impairment by eliminating Step 2 from the goodwill impairment test which measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount. As a result, an impairment charge will be recorded based on the excess of a reporting unit's carrying amount over its fair value. The amendments of this ASU are effective for reporting periods beginning after December 15, 2022. Early adoption of this ASU is permitted for interim and annual impairment tests performed on testing dates after January 1, 2017. The Company does not expect the adoption of this ASU to have a significant impact on its condensed consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This ASU presents a new methodology for calculating credit losses on financial instruments (e.g. trade receivables) based on expected credit losses and expands the types of information companies must use when calculating expected losses. This ASU is effective for annual periods beginning after December 15, 2021 and interim periods within those annual periods, with early adoption permitted. The Company is currently evaluating the impact of this ASU on its condensed consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The ASU requires lessees to put most leases on their balance sheets. The guidance also modifies the classification criteria and the accounting for sales-type and direct financing leases for lessors and provides new presentation and disclosure requirements for both lessees and lessors. In June 2020, the FASB issued ASU 2020-05 which delayed the effective date of ASC 842. This standard is effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company plans to adopt this ASU on January 1, 2022 and does not expect the adoption of this ASU to have a significant impact on its condensed consolidated financial statements.

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2.	Revenue recognition

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASC 606”). ASC 606 supersedes the revenue recognition requirements in ASC 605, Revenue Recognition (“ASC 605”). The new standard provides a five-step analysis of transactions to determine when and how revenue is recognized, based upon the core principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new standard also requires additional disclosures regarding the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers.

The Company adopted ASC 606 on January 1, 2019 using the modified retrospective approach. As a result of adopting the new standard, the Company did not have material changes to the timing of its revenue recognition, nor an impact to the financial statements.

At contract inception, the Company assesses the goods and services promised in its contracts with customers and identifies performance obligations for each promise to transfer to the customer a good or service that is distinct. The Company’s performance obligation relating to its payment processing services revenue is to provide continuous access to the Company’s system to process as much as its customers require. Since the number or volume of transactions to be processed is not determinable at contract inception, the Company’s payment processing services consist of variable consideration under a stand-ready service of distinct days of service that are substantially the same with the same pattern of transfer to the customer. As such, the stand-ready obligation is accounted for as a single-series performance obligation whereby the variability of the transaction value is satisfied daily as the performance obligation is performed. In addition, the Company applies the right to invoice practical expedient to payment processing services as each performance obligation is recognized over time and the amounts invoiced are reflective of the value transferred to the customer.

The Company uses each day as a time-based measure of progress toward satisfaction of the single performance obligation of each contract. This method most accurately depicts the pattern by which services are transferred to the merchant, as performance depends on the extent of transactions processed for that merchant on a given day. Likewise, consideration to which the Company expects to be entitled is determined according to our efforts to provide service each day.

ASC 606 requires disclosure of the aggregate amount of the transaction price allocated to unsatisfied performance obligations; however, as permitted by the standard, the Company has elected to exclude from this disclosure any contracts with an original duration of one year or less and any variable consideration that meets specified criteria. As discussed above, the Company’s core performance obligation is a stand-ready obligation comprised of a series of distinct days of service, and revenue related to this performance obligation is generally billed and recognized as the services are performed. The variable consideration allocated to this performance obligation meets the specified criteria for disclosure exclusion. The aggregate fixed consideration portion of customer contracts with an initial contract duration greater than one year is not material.

The Company’s customers are all domestic, small to medium size businesses who are underwritten to the credit standards of the Company and who each have merchant processing agreements. The Company, through its risk informed bad debt and allowance accounting, appropriately reserves for any potential risk to its revenue and cash flows. Since the cash is collected for the majority of transactions within a month, there is not a significant time lag or risk of uncollectibility in the recognition of revenue.

We do not have any material contract assets or liabilities for any period presented and we did not recognize any impairments of any contract assets or liabilities for the three months ended March 31, 2021 and 2020, respectively.

The Company generates its revenue from three revenue sources which include Transaction based revenue, Service based fee revenue and Equipment revenue and are defined below:

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Transaction based revenue

Transaction based revenue represents revenue generated from transaction fees based on volume, including interchange fees and convenience based fees. The Company generates transaction based revenue from fees charged to merchants for card-based processing volume and ACH transactions. Transaction based revenues are recognized on a net basis equal to the full amount billed to the bankcard merchant, net of interchange fees and assessments. Interchange fees are fees paid to card-issuing banks and assessments paid to payment card networks. Interchange fees are set by credit card networks based on various factors, including the type of bank card, card brand, merchant transaction processing volume, the merchant’s industry and the merchant’s risk profile and are recognized at the time merchant transactions are processed. Transaction based revenue was recorded net of interchange fees and assessments of $104,519 and $101,041 for the three months ended March 31, 2021 and 2020, respectively.

Service based fee revenue

Service based fee revenue represents revenue generated from recurring and periodic service fees. The Company generates service based fee revenue from charging a service fee, a fee charged to the client for facilitating bankcard processing, which are recognized on a gross basis. The Company also generates service based fees related to ACH inclusive of monthly support fees and monthly statement fees.

Equipment revenue

Equipment revenue comprises sales of equipment which primarily consists of payment terminals.

The Company generates its revenue from two segments which are Integrated Solutions and Payment Services and are defined below:

Integrated Solutions

Our Integrated Solutions segment represents the delivery of our credit and debit card payment solutions, and to a lesser extent, ACH processing solutions to customers via integrations with software partners across our strategic vertical markets. Our Integrated Solutions partners include vertical focused front-end Customer Relationship Management software providers as well as back-end Enterprise Resource Planning and accounting solutions.

Payment Services

Our Payment Services segment represents the delivery of card payment processing solutions to our customers through resellers, as well as ACH, check, and gift card processing. Card payment processing solutions in this segment do not originate via a software integration but still utilize Paya’s core technology infrastructure. ACH, check, and gift card processing may or may not be integrated with third-party software.

The following table presents the Company's revenue disaggregated by segment and by source as follows:

	Integrated Solutions
	Three Months Ended March 31,
	2021	2020
Revenue from contracts with customers
Transaction based revenue	$30,178	$26,562
Service based fee revenue	2,646	2,765
Equipment revenue	67	62
Total revenue	$32,891	$29,389

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	Payment Services
	Three Months Ended March 31,
	2021	2020
Revenue from contracts with customers
Transaction based revenue	$18,052	$15,747
Service based fee revenue	4,293	3,972
Equipment revenue	19	31
Total revenue	$22,364	$19,750

3.	Business combination & acquisitions

Business combination transaction overview

On October 16, 2020, FinTech consummated the Business Combination pursuant to the terms of the Merger Agreement and acquired all of the issued and outstanding equity interests in Paya. As of March 31, 2021, there have been no material changes outside the ordinary course of business related to the Business Combination from the amounts reported within our Annual Report on Form 10-K for the year ended December 31, 2020.

The Payment Group transaction overview

Paya purchased The Payment Group, LLC ("TPG" or "The Payment Group"). on October 1, 2020 for total cash consideration of $22,270, which was accounted for as a business combination as defined by ASC 805. The assets acquired and liabilities assumed are recorded at their respective fair values as of the date of the acquisition with the excess of the purchase price over those fair values recorded as goodwill. The determination of the fair values of the acquired assets and assumed liabilities required significant judgment, including estimates impacting the determination of estimated lives of tangible and intangible assets, and their related fair values. The fair values were determined considering the income, market and cost approaches. The fair value measurement is based on significant inputs that are not observable in the market and, therefore represents a Level 3 measurement.

As of March 31, 2021, there have been no material changes outside the ordinary course of business related to the TPG acquisition from the amounts reported within our Annual Report on Form 10-K for the year ended December 31, 2020, other than those resulting from changes in goodwill as discussed below, as the measurement period remains open, primarily due to continued refinement of intangibles valuation. In the three months ended March 31, 2021, the Company made measurement period adjustments totaling $29 to increase goodwill to reflect facts and circumstances in existence as of the effective date of the acquisition.

4.	Property and equipment, net

Property and equipment, net consists of the following:

	March 31, 2021	December 31, 2020
Computers and equipment	$7,635	$7,134
Internal-use software	12,430	10,708
Office equipment	141	130
Furniture and fixtures	1,320	1,320
Leasehold improvements	1,360	1,353
Other equipment	26	26
Total property and equipment	22,912	20,671
Less: accumulated depreciation	(8,855)	(7,866)
Total property and equipment, net	$14,057	$12,805

Depreciation and amortization expense, including depreciation of assets under capital leases and internal-use software, totaled $1,038 and $980 for the three months ended March 31, 2021 and 2020, respectively.

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5.	Goodwill and other intangible assets, net

Goodwill recorded in the condensed consolidated financial statements was $206,337 and $206,308 as of March 31, 2021 and December 31, 2020, respectively. There were no indicators of impairment noted in the periods presented.

The following table presents changes to goodwill for the three months ended March 31, 2021:

	Integrated Solutions	Payments Services	Total
Balance at December 31, 2020	$152,408	$53,900	$206,308
Measurement period adjustment (Note 3)	29	—	29
Balance at March 31, 2020	$152,437	$53,900	$206,337

Intangible assets other than goodwill at March 31, 2021 included the following:

	Weighted Average Useful Life (Years)	Useful Lives	Gross Carrying Amount at March 31, 2021	Accumulated Amortization	Net Carrying Value as of March 31, 2021
Customer Relationships	10.4	5-15 years	$173,823	$(55,010)	$118,813
Developed Technology	4.3	3-5 years	25,520	(14,854)	10,666
Trade name	25.0	25 years	4,190	(382)	3,808
	8.0		$203,533	$(70,246)	$133,287

Intangible assets other than goodwill at December 31, 2020 included the following:

	Weighted Average Useful Life (Years)	Useful Lives	Gross Carrying Amount at December 31, 2020	Accumulated Amortization	Net Carrying Value as of December 31, 2020
Customer Relationships	10.4	5-15 years	$167,158	$(50,477)	$116,681
Developed Technology	4.2	3-5 years	25,520	(13,435)	12,085
Trade name	25.0	25 years	4,190	(340)	3,850
	8.6		$196,868	$(64,252)	$132,616

Amortization expense totaled $5,994 and $5,016 for the three months ended March 31, 2021 and 2020, respectively.

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The following table shows the expected future amortization expense for intangible assets at March 31, 2021:

Expected Future Amortization Expense
2021 - remaining	$17,213
2022	21,363
2023	21,161
2024	19,541
2025	18,585
Thereafter	35,424
Total expected future amortization expense	$133,287

6.	Long-term debt

The Company’s long-term debt consisted of the following for the three months ended March 31, 2021 and year ended December 31, 2020:

	March 31, 2021	December 31, 2020
Term loan credit agreement	$228,086	$228,677
Debt issuance costs, net	(5,927)	(6,161)
Total debt	222,159	222,516
Less: current portion of debt	(2,364)	(2,364)
Total long-term debt	$219,795	$220,152

In August 2017, Paya Inc. entered into a credit agreement providing for a term loan facility (the “Term Loan”), a revolving credit facility (the “Revolver”) and a delayed term loan that was not utilized. In December 2018, the Company amended the credit agreement and Paya Holdings III, LLC (f/k/a GTCR-Ultra Holdings III, LLC), a wholly-owned subsidiary of the Company, assumed all of Paya Inc.’s right and obligations as “Borrower” under the credit agreement and related documents. The credit agreement currently provides for a $235,500 Term Loan and a $25,000 Revolver and is secured by substantially all of the assets of Paya Holdings II, LLC (f/k/a GTCR-Ultra Holdings II, LLC), the parent of the Borrower, and its subsidiaries. In July 2020, the Company amended the credit agreement to perform the Business Combination, and among other things, extend the maturity of the Revolver to July 24, 2025 and the maturity of the Term Loan to August 1, 2027.

There were no borrowings outstanding under the Revolver as of March 31, 2021 and December 31, 2020, respectively.

The net leverage ratio is the ratio of the Company’s secured indebtedness to the condensed consolidated adjusted EBITDA. The maximum ratio permitted by the financial covenant in the credit agreement is 7.25x as of March 31, 2021.

The current portion of debt was included within other current liabilities on the condensed consolidated balance sheet.

The Company had $5,927 and $6,161 of unamortized Term Loan debt issuance costs that were netted against the outstanding loan balance and $432 and $457 of unamortized costs associated with the Revolver as of March 31, 2021 and December 31, 2020, respectively. The Revolver debt issuance costs are recorded in other current and other long term assets and are amortized over the life of the Revolver. Amortization of the debt issuance costs are included in interest expense in the condensed consolidated statement of income and other comprehensive income.

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The interest rate for the Revolver and the Term Loan was originally set at LIBOR (with a floor of 1.00%) plus a margin of 6.00% on July 1, 2017. In July 2018, the interest rate was reduced to LIBOR (with a floor of 1.00%) plus a margin of 5.25% and remained unchanged at March 31, 2021. Interest expense related to long-term debt totaled $3,573 and $4,096 for the three months ending March 31, 2021 and 2020, respectively. Unused Revolver borrowings incur administrative agent fees at a rate of 0.50% per annum on the daily average of the unused amount and are recorded in interest expense. Total interest expense was $4,043 and $4,645 for the three months ended March 31, 2021 and 2020, respectively. This included the long-term debt interest expense of $3,573 and $4,096 for the three months ended March 31, 2021 and 2020, and amortization of debt issuance costs of $259 and $274 for the three months ended March 31, 2021 and 2020, respectively.

Principal payments on the Term Loan of $591 were paid quarterly for the three months ended March 31, 2021 and 2020. Annual principal payments on the Term Loan for the remainder of 2021 and the following years is as follows:

Future Principal Payments
2021 - remaining	$1,773
2022	2,364
2023	2,364
2024	2,364
2025	2,364
Thereafter	216,857
Total future principal payments	$228,086

7.	Derivatives

The Company utilizes derivative instruments to manage risk from fluctuations in interest rates on its Term Loan credit agreement. On February 3, 2021, the Company entered into an interest rate cap agreement with a notional amount of $171,525. The effective date is March 31, 2021 and terminates on March 31, 2023. The Company paid a premium of $67 for the right to receive payments if LIBOR rises above the cap rate of 1.00%. The premium is recorded in other long-term assets on the condensed consolidated balance sheet. The interest rate cap agreement was a derivative not designated as a hedging instrument for accounting purposes. The fair value of the interest rate cap agreement was $108 at March 31, 2021. The Company recognized $(41) in other income (expense) for the three months ended March 31, 2021.

8.	Equity

Common Stock

The holders of the Company's common stock are entitled to one vote for each share of common stock held. Of the 126,697,492 shares of common stock outstanding at March 31, 2021, a total of 5,681,812 are considered contingently issuable as they require the trading price of our stock to exceed certain thresholds. In addition, should our share price exceed a series of trading price thresholds, the Company may issue up to an additional 14,018,188 shares of common stock, for total contingently issuable shares of 19,700,000.

On March 17, 2021, the Company priced an offering of 20,000,000 shares of its common stock, $0.0001 par value per share. The Company and the selling stockholder each agreed to sell 10,000,000 shares of common stock to the underwriters at a price of $12.25 per share. The offering closed and the shares were delivered on March 22, 2021. As a result of the offering, the Company received cash proceeds of $122,500, net of transaction costs of $5,530.

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Paya Holdings Inc. Omnibus Incentive Plan

On December 22, 2020, the Company adopted the Paya Holdings Inc. Omnibus Incentive Plan, which allows for issuance of up to 8,800,000 shares of its common stock. Under the Omnibus Incentive Plan, the Company may grant stock options, stock appreciation rights, restricted shares, performance awards, and other stock-based and cash-based awards to eligible employees, consultants or non-employee directors of the Company. The Company recognized $451 and $0 of share-based compensation for the three months ended March 31, 2021 and 2020, respectively. in selling, general & administrative expenses on the condensed consolidated statement of income and other comprehensive income on a straight-line basis over the vesting periods. As of March 31, 2021, the Company had two stock-based compensation award types granted and outstanding: restricted stock units (RSUs) and stock options.

A summary of RSUs activity under the Omnibus Incentive Plan is as follows:

	Number of RSUs	Weighted-Average Grant Date Fair Value	Weighted-Average Remaining Term
December 31, 2020 balance	230,000	$13.73	3.4 years
Granted	104,090	$13.87	1.4 years
March 31, 2021 balance	334,090	$13.77	2.8 years

On December 22, 2020, the Company granted 185,000 stock options under the Omnibus Incentive Plan. These options generally vest in five annual installments, starting on the first anniversary of the grant date and have ten-year contractual terms. The grant date fair value of the stock options was $0.8 million based on the use of the Black-Scholes option pricing model with the following assumptions: expected term of 6.5 years; risk-free interest rate of 0.57%; expected volatility of 29.9%; dividend yield of 0%; and fair value at the grant date and weighted-average strike price of $13.73. No additional stock options were granted in the three months ended March 31, 2021.

The risk-free interest rate is based on the yield of a zero coupon United States Treasury Security with a maturity equal to the expected life of the stock option from the date of the grant. The assumption for expected volatility is based on the historical volatility of a peer group of market participants as the Company has limited historical volatility. It is the Company's intent to retain all profits for the operations of the business for the foreseeable future, as such the dividend yield assumption is zero. The Company applied the simplified method (as described in Staff Accounting Bulletin 110), which is the mid-point between the vesting date and the end of the contract term in determining the expected term of the stock options as the Company has limited historical basis upon which to determine historical exercise periods. All stock options exercised will be settled in common stock.

Class C Incentive Units

Ultra provides Class C Incentive Units as part of their incentive plan. As certain employees of the Company were recipients of the Class C Incentive Units, the related share-based compensation was recorded by the Company.

The total number of units associated with share-based compensation granted and forfeited during the period from December 31, 2019 to March 31, 2020 and December 31, 2020 to March 31, 2021 is as follows:

Total Units
December 31, 2019 balance	43,451,157
Granted	409,181
Forfeited	—
March 31, 2020 balance	43,860,338

December 31, 2020 balance	42,881,437
Granted	—
Forfeited	—
March 31, 2021 balance	42,881,437

As of March 31, 2021, 20,357,438 of the units had vested. The units vest on a straight-line basis over the terms of the agreement as described below.

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There were 42,881,437 and 42,881,437 Class C Incentive Units issued as of March 31, 2021 and December 31, 2020, respectively. Of these units issued as of March 31, 2021, 42,583,141 units were time vesting units with a five-year vesting period (vesting date varies by employee contract) and 298,296 units were time vesting units within a one-year vesting period. Of these units issued as of December 31, 2020, 42,583,437 units were time vesting units with a five-year vesting period (vesting date varies by employee contract) and 298,000 units were time vesting units with a one-year vesting period.

The Company recognized $259 and $392 of share-based compensation related to the Class C Incentive Units, for the three months ended March 31, 2021 and 2020, respectively, in selling, general & administrative expenses on the condensed consolidated statement of income and other comprehensive income. The Company used the fair value of the awards on the grant date to determine the share-based compensation expense. To determine the fair value of units issued in 2020, Ultra estimated its enterprise value (“EV”) and evaluated the value of units based on the distribution waterfall outlined below.

To determine the fair value of units issued in early 2020, Ultra used a third-party valuation firm to calculate an EV of $574,000 as determined by discounted cash flow, guideline public company, and merger and acquisition valuation methodologies. Ultra used the aggregate implied equity value based on capital contributions and a Black-Scholes Option Pricing Model utilizing certain assumptions, such as the risk-free interest rate and equity volatility, to determine total equity value. A risk-free interest rate of 0.3% was utilized with a 5-year term. Volatility of 60.0% was utilized based on comparable companies publicly traded common stock prices and the capital structure of Ultra. A weighted average cost of capital of 12.0% was used in the discounted cash flow analysis. Multiples of 13.0x EV/Last twelve months (“LTM”) earnings before interest taxes depreciation and amortization (“EBITDA”) and 12.5x EV/2019 EBITDA and 10.5x EV / 2020 EBITDA were utilized in the guideline public company analysis. Multiples of 13.0x EV/LTM EBITDA and 12.5x EV/Next twelve months EBITDA were utilized in the merger and acquisition analysis.

Warrants

The Company currently has 17,714,949 warrants outstanding as of March 31, 2021. Each warrant entitles the registered holder to purchase one whole share of the Company's common stock at a price of $11.50 per share. The warrants will expire on October 16, 2025 or earlier upon redemption or liquidation.

Earnings per Share

Earnings per share has been computed by dividing net income or loss available to common stockholders by the weighted average number of common shares outstanding during the respective period. Diluted earnings per share has been computed by dividing net loss available to common stockholders by the weighted average number of common shares and dilutive potential common shares outstanding during the respective period. Diluted earnings per share reflect the assumed exercise, settlement, and vesting of all dilutive securities, except when the effect is anti-dilutive. Diluted earnings per share is calculated as the weighted-average number of common shares outstanding, including the dilutive impact of the Company’s stock option grants, RSU’s and warrants as determined per the treasury stock method. Potentially dilutive securities consist of shares issuable upon the exercise of stock options, issuance of earnout shares, exercise of warrants, and vesting of restricted stock awards.

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The following table provides the computation of basic and diluted earnings per share:

	Three Months Ended March 31,
	2021	2020
Numerator:
Net income (loss)	$1,045	$(675)
Denominator:
Weighted average common shares	117,808,563	54,534,022
Add effect of dilutive securities:
RSUs	6,624	—
Warrants	1,727,098	—
Weighted average common shares assuming dilution	119,542,285	54,534,022
Earnings per share:
Basic	$0.01	$(0.01)
Diluted	$0.01	$(0.01)

Anti-dilutive shares excluded from calculation of diluted EPS:
Restricted stock units - granted	50,000	—
Stock options - granted	185,000	—
Earnout shares	19,700,000	—
Total anti-dilutive shares	19,935,000	—

9.	Income taxes

The Company’s effective tax rate for the three months ended March 31, 2021 and March 31, 2020 was 49.26% and 57.72%, respectively. The Company recorded income tax expense of $576 and an income tax benefit of $922 for the three months ended March 31, 2021 and March 31, 2020, respectively. The increase in income tax expense was primarily attributable to an increase in pre-tax income and transaction costs anticipated to be non-deductible for tax purposes. The difference in the Company’s effective income tax rate for the three months ended March 31, 2021 and its federal statutory tax rate of 21% is primarily related to transaction costs anticipated to be non-deductible for tax purposes and state and local income taxes.

During the three months ended March 31, 2021 and March 31, 2020, the Company recognized $740 and $(1,874) of current tax payable related to income tax expense.

ASC 740, Income Tax requires deferred tax assets to be reduced by a valuation allowance, if, based on the weight of available positive and negative evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. In accordance with this requirement, the Company regularly reviews the recoverability of its deferred tax assets and establishes a valuation allowance if appropriate. In determining the amount of any required valuation allowance, the Company considers the history of profitability, projections of future profitability, the reversal of future taxable temporary differences, the overall amount of deferred tax assets, and the timeframe necessary to utilize the deferred tax assets prior to their expiration. Based on the weight of all positive and negative quantitative and qualitative evidence available as outlined above, management has concluded that it is more likely than not that the Company will be able to realize a portion of its federal and state deferred tax assets in the foreseeable future and has recorded a valuation allowance of $9,493 and $9,459 against these assets as of March 31, 2021, and December 31, 2020, respectively.

There are no material uncertain tax positions as of March 31, 2021.

10.	Fair Value

The Company makes recurring fair value measurements for derivative instruments. Refer to Note 7. Derivatives for additional information.

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There were no transfers into or out of Level 3 during the three months ended March 31, 2021 or the year ended December 31, 2020.

Other financial instruments not measured at fair value on the Company’s condensed consolidated balance sheets at March 31, 2021 and December 31, 2020 include cash, trade receivable, prepaid expenses and other current assets, accounts payable, and accrued expenses and other current liabilities as their estimated carrying values reasonably approximate their fair value as reported on the condensed consolidated balance sheets. The Company’s debt obligations are carried at amortized cost less debt issuance costs. Amortized cost approximates fair value.

11.	Commitments and contingencies

Operating leases

The Company leases certain property and equipment for various periods under noncancellable operating leases. The Company’s future minimum lease payments under such agreements at March 31, 2021 were approximately:

Year ending December 31,	(In thousands)
2021 - remaining	$974
2022	1,294
2023	1,271
2024	1,004
2025	899
Thereafter	609
Total	$6,051

Rental expense was $412 and $400 for the three months ended March 31, 2021 and March 31, 2020, respectively.

Liabilities under Tax Receivable Agreement

The Company is party to a Tax Receivable Agreement (the “TRA”) under which we are contractually committed to pay Ultra 85% of the amount of any tax benefits that we actually realize, or in some cases are deemed to realize, as a result of certain transactions. The Company is not obligated to make any payments under the TRA until the tax benefits associated with the transaction that gave rise to the payment are realized. Amounts payable under the TRA are contingent upon, among other things, generation of future taxable income over the term of the TRA. If the Company does not generate sufficient taxable income in the aggregate over the term of the TRA to utilize the tax benefits, then the Company would not be required to make the related TRA payments. As of March 31, 2021 and December 31, 2020, the Company recognized $19,175 and $19,627 of liabilities, respectively, relating to our obligations under the TRA, based on our estimate of the probable amount of future benefit. The total potential payments to be made under the TRA, assuming sufficient future taxable income to realize 100% of the tax benefits is $31,849. Any changes in the value of the TRA liability are recorded in other income (expense) on the condensed consolidated statements of income and other comprehensive income.

Legal matters

From time to time the Company is a party to legal proceedings arising in the ordinary course of business. In accordance with U.S. GAAP, the Company records a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. These provisions are reviewed regularly and adjusted to reflect the impacts of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular case.

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12.	Related party transactions

Related party transactions – Antares

Antares is an investor in GTCR and lender of the Company’s credit agreement. As such, Antares is considered a related party. The Company recorded interest expense of $3,573 and $4,096 in expense on the condensed consolidated statement of income and other comprehensive income for the three months ended March 31, 2021 and March 31, 2020, respectively. The outstanding balance of debt at March 31, 2021 and December 31, 2020 respectively recorded on the condensed consolidated balance sheet was $222,159 and $222,516, net of debt issuance costs of $5,927 and $6,161.

13.	Defined contribution plan

The Company maintains a 401(k) Plan as a defined contribution retirement plan for all eligible employees. The 401(k) Plan provides for tax-deferred contributions of employees’ salaries, limited to a maximum annual amount as established by the IRS. The plan enrolls employees immediately with no age or service requirement. The Company matches 50% of employees’ contributions up to the first 7% contributed. Matching contributions made to an employee’s account are 100% vested as of the date of contribution. The 401(k) Plan employer match was $243 and $232 in the three months ended March 31, 2021 and 2020, respectively.

14.	Segments

The Company determines its operating segments based on ASC 280, Segment Reporting. The Company reorganized its segments in 2020. Based on the manner in which the chief operating decision making group (“CODM”) manages and monitors the performance of the business in 2020, the Company currently has two operating and reportable segments: Integrated Solutions and Payment Services. All prior periods, are presented based on the current segment structure.

More information about our two reportable segments:

●	Integrated Solutions - Our Integrated Solutions segment represents the delivery of our credit and debit card payment solutions, and to a lesser extent, ACH processing solutions to customers via integrations with software partners across our strategic vertical markets. Our Integrated Solutions partners include vertical focused front-end Customer Relationship Management software providers as well as back-end Enterprise Resource Planning and accounting solutions.

●	Payment Services - Our Payment Services segment represents the delivery of card payment processing solutions to our customers through resellers, as well as ACH, check, and gift card processing. Card payment processing solutions in this segment do not originate via a software integration but still utilize Paya’s core technology infrastructure. ACH, check, and gift card processing may or may not be integrated with third-party software.

All segment revenue is from external customers.

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The following table presents total revenues and segment gross profit, excluding depreciation and amortization, for each reportable segment and includes a reconciliation of segment gross profit to total U.S. GAAP operating profit, excluding depreciation and amortization, by including certain corporate-level expenses.

	Three Months Ended March 31,
	2021	2020
Integrated Solutions	$32,891	$29,389
Payment Services	22,364	19,750
Total Revenue	55,255	49,139
Integrated Solutions gross profit	18,200	15,484
Payment Services gross profit	10,918	9,157
Total segment gross profit	29,118	24,641
Selling, general & administrative expenses	(16,914)	(15,580)
Depreciation and amortization	(7,032)	(5,996)
Interest expense	(4,043)	(4,645)
Other income (expense)	492	(17)
Income (loss) before income taxes	$1,621	$(1,597)

Segment assets are not included in the CODM reporting package as they are not considered as part of the CODM’s allocation of resources. The Company does not have any revenue or material assets outside the United States. There were no single customers from either operating segment that represented 10% or more of the Company’s condensed consolidated revenues for the three months ended March 31, 2021 and 2020, respectively. There were no transactions between reportable operating segments for the three months ended March 31, 2021 and 2020, respectively.

15.	Subsequent Events

On April 23, 2021, the Company closed the acquisition of Paragon Payment Solutions. The aggregate purchase price paid at closing was $27.5 million, consisting of $20 million in cash and $7.5 million of common stock. In addition, up to $5 million may become payable, subject to the achievement of certain future performance metrics.

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Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following Management Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) summarizes the significant factors affecting the consolidated operating results, financial condition, liquidity and capital resources of Paya Holdings Inc. and is intended to help the reader understand Paya Holdings Inc., our operations and our present business environment. This discussion should be read in conjunction with the Company’s unaudited condensed consolidated financial statements and notes to those statements included in Part I, Item 1 within this Quarterly Report on Form 10-Q. References to “we,” “us,” “our”, “Paya”, “Paya Holdings”, or “the Company” refer to Paya Holdings Inc. and its consolidated subsidiaries.

Overview

We are a leading independent integrated payments platform providing card, ACH, and check payment processing solutions via software to middle-market businesses in the United States. Our solutions integrate with customers’ core business software to enable payments acceptance, reconcile invoice detail, and post payment information to their core accounting system. In this manner, we enable our customers to collect revenue from their B2C and B2B customers with a seamless experience and high-level of security across payment types.

Recent Developments

On March 17, 2021, the Company priced an offering of 20 million shares of its common stock, $0.0001 par value per share pursuant to the Underwriting Agreement, by and among the Company, the selling stockholder named therein (the “Selling Stockholder”) and Morgan Stanley & Co. LLC and Credit Suisse Securities (USA) LLC, as representatives of the several underwriters listed on Schedule II thereto (the “Underwriters”). The Company and the Selling Stockholder each agreed to sell 10 million shares of Common Stock to the Underwriters at a price of $12.25 per share. The offering closed and the shares were delivered on March 22, 2021. As a result of the offering, the Company received cash proceeds of $122.5 million, net of transaction costs of $5.5 million.

Impact of the COVID-19 Pandemic

The COVID-19 pandemic and subsequent shelter-in-place and social distancing policies, as well as the broader economic decline, had a material impact on our business in 2020 and in the first quarter of 2021. Many of our customers experienced a decline in transaction volumes from pre COVID-19 levels. However, given many of our customers leverage our payment technology to accept transactions in a card-not-present environment, their business operations were not impacted dramatically. Further, most of our recurring or contractual transactions are B2B and not tied to consumer discretionary spend and, as such, were not significantly impacted. This was evident by stable or growing volumes in our B2B Goods & Services, Government & Utilities, and Non-Profit verticals. Lastly, we benefited from our lack of concentration in end markets which saw steep declines, such as restaurants, travel, hospitality, and brick-and-mortar retail.

In response to these developments, we took precautionary measures to ensure the safety of our employees, support our customers, and mitigate the impact on our financial position and operations. We seamlessly implemented remote working capabilities for our entire organization with minimal disruption to our operations or key operating performance indicators. We also identified opportunistic expense reductions which increased operating efficiencies and provided additional profitability in the period.

While our business has been impacted by the COVID-19 pandemic, we have demonstrated resilience due to our portfolio of attractive, less-cyclical end markets. The impact that COVID-19 will have on our consolidated results of operations for the remainder of 2021 remains uncertain. While we have not seen a meaningful degradation in new customer enrollment or an increase in existing customer attrition as a result of COVID-19, it is possible that those business trends change if economic hardship across the country forces new or additional business closures or other detrimental actions. We will continue to evaluate the nature and extent of these potential impacts to our business, consolidated results of operations, and liquidity.

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Factors Affecting Results of Operations

A number of factors impact our business, results of operations, financial condition, and forecasts, including, but not limited to, the following:

●	Increased adoption of integrated payments solutions. We generate revenue through volume-based rates and per item fees attributable to payment transactions between our customers and their customers. We expect to grow our customer base by bringing on new software partners, continuing to sell payment capabilities to customers of our existing software partners not yet leveraging our payment integrations, and by adding integrations within existing multi-platform software partners to access additional customer bases. Further, we expect to benefit from the natural growth of our partners who are typically growing franchises within their respective verticals.

●	Acquisition, retention, and growth of software partnerships. Paya leverages a partner-first distribution network to grow our client base and payment volume. Continuing to innovate and deliver new commerce products and wraparound services is critical to our ability to attract, retain, and grow relationships with software partners in our Paya verticals and adjacent markets.

●	Growth in customer life-time value. We benefit from, and aid-in, the growth of online electronic payment transactions to our customers. This is dependent on the sales growth of the customers’ businesses, the overall adoption of online payment methods by their customer bases, and the adoption of our additional integrated payment modules such as our proprietary ACH capabilities. Leveraging these solutions helps drive increased customer retention, as well as higher volume and revenue per customer.

●	Pursuit and integration of strategic acquisitions. We look to opportunistically make strategic acquisitions to enhance our scale, expand into new verticals, add product capabilities, and embed payments in vertical software. These acquisitions are intended to increase the long-term growth of the business, while helping us achieve greater scale, but may increase operating expenses in the short-term until full synergies are realized. During October 2020, we completed the previously announced acquisition of The Payment Group (“TPG”). We plan to integrate TPG’s online billing and software applications into Paya Connect. We expect that this acquisition will enhance our suite of integration tools, as well as the commerce solutions Paya Connect is able to provide to Paya’s partners and their clients.

●	Economic conditions. Changes in macro-level consumer spending trends, including those related to COVID-19, could affect the amount of volumes processed on our platform, thus resulting in fluctuations to our revenue streams.

Basis of Presentation

We have presented results of operations, including the related discussion and analysis, for the following periods:

●	the three months ended March 31, 2021 compared to the three months ended March 31, 2020;

Key Components of Revenue and Expenses

The period to period comparisons of our results of operations have been prepared using the historical periods included in our condensed consolidated financial statements. The following discussion should be read in conjunction with the condensed consolidated financial statements and related notes included elsewhere in this document.

Revenue

The Company’s business model provides payment services, credit and debit card processing, and ACH processing to customers through enterprise or vertically focused software partners, direct sales, reseller partners, other referral partners, and a limited number of financial institutions. The Company recognizes processing revenues at the time customer transactions are processed and periodic fees over the period the service is performed. Transaction based revenue represents revenue generated from transaction fees based on volume and are recognized on a net basis. Service based fee revenue is generated from charging a service fee, a fee charged to the client for facilitating bankcard processing, which are recognized on a gross basis.

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Cost of services

Cost of services includes card processing costs, ACH costs, other fees paid to card networks, and equipment expenses directly attributable to payment processing and related services to customers. These costs are recognized as incurred. Cost of services also includes revenue share amounts paid to reseller and referral partners and are calculated monthly based on monthly customer activity. These expenses are recognized as transactions are processed. Accrued revenue share represents amounts earned during the month but not yet paid at the end of the period.

Selling general & administrative

Selling, general and administrative expenses consist primarily of salaries, stock based compensation expense, wages, commissions, marketing costs, professional services costs, technology costs, occupancy costs of leased space, and bad debt expense.

Depreciation & Amortization

Depreciation and amortization consist primarily of amortization of intangible assets, including customer relationships, internal-use software, acquired customer lists, trade names, and to a lesser extent, depreciation on our investments in property, equipment, and software. We depreciate and amortize our assets on a straight-line basis. These lives are 3 years for computers and equipment and acquired internal-use software, 5 years for furniture, fixtures, and office equipment, and the lesser of the asset useful life or remaining lease term for leasehold improvements. Repair and maintenance costs are expensed as incurred and included in selling, general and administrative expenses on the condensed consolidated statements of income and other comprehensive income. Customer lists are amortized over a period of 5-15 years depending on the intangible, developed technology 3-5 years, and trade names over 25 years.

Results of Operations

The period to period comparisons of our results of operations have been prepared using the historical periods included in our audited consolidated financial statements. The following discussion should be read in conjunction with the unaudited condensed consolidated financial statements and related notes included elsewhere in this Quarterly Report on Form 10-Q.

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Three Months Ended March 31, 2021 Compared to Three Months Ended March 31, 2020

(in millions)	Three Months Ended March 31,		Change
	2021	2020	Amount	%
Revenue	$55.3	$49.1	$6.2	12.4%
Cost of services exclusive of depreciation and amortization	(26.1)	(24.5)	(1.6)	(6.7)%
Selling, general & administrative expenses	(17.0)	(15.5)	(1.5)	(8.6)%
Depreciation and amortization	(7.0)	(6.0)	(1.0)	(17.3)%
Income from operations	5.2	3.1	2.1	68.7%
Other income (expense)
Interest expense	(4.0)	(4.6)	0.6	13.0%
Other income (expense)	0.4	—	0.4	2994.1%
Total other expense	(3.6)	(4.6)	1.0	23.8%

Income (loss) before income taxes	1.6	(1.5)	3.1	201.5%
Income tax benefit (expense)	(0.6)	0.9	(1.5)	(162.5)%
Net income (loss)	$1.0	$(0.6)	$1.6	254.8%

Revenue

Total revenue was $55.3 for the three months ended March 31, 2021 as compared to total revenue of $49.1 for the three months ended March 31, 2020. The increase of $6.2, or 12.4%, was driven by a $3.5 or 11.9% increase in Integrated Solutions and $2.7 or 13.2% increase in Payment Services for the three months ended March 31, 2021.

Cost of services exclusive of depreciation and amortization

Cost of services increased by $1.6, or 6.7%, to $26.1 for the three months ended March 31, 2021 from $24.5 for the three months ended March 31, 2020. The increase was driven by higher processing costs in Integrated Solutions and higher revenue share in Payment Services.

Selling, general & administrative

Selling, general, & administrative expenses increased by $1.5, or 8.6%, to $17.0 for the three months ended March 31, 2021 from $15.6 for the three months ended March 31, 2020. The increase is primarily due to transaction related expenses of $0.8 and additional public company related costs of $0.9 offset by lower travel costs of $0.3.

Depreciation and amortization

Depreciation and amortization increased by $1.0, or 17.3%, to $7.0 for the three months ended March 31, 2021 as compared to $6.0 for the three months ended March 31, 2020. The increase is primarily due to $0.6 in customer list amortization from additional customer list acquisitions in the three months ended March 31, 2021, $0.3 in technology amortization from the The Payment Group acquisition, and $0.3 in internal-use software amortization. This was offset by a decrease in depreciation expense of $0.2 in the three months ended March 31, 2021.

Interest Expense

Interest expense decreased by $0.6, or 13.0%, to $4.0 for the three months ended March 31, 2021 from $4.6 for the three months ended March 31, 2020, primarily due to lower LIBOR based interest rates on the Revolver and Term Loan credit facilities.

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Other Income

Other income increased to $0.4 for the three months ended March 31, 2021 primarily due to the gain on the value of the Tax Receivable Agreement liability.

Key performance indicators and Non-GAAP Financial Measures

Our management uses a variety of financial and operating metrics to evaluate our business, analyze our performance, and make strategic decisions. We believe these metrics and non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as management. However, these measures are not financial measures calculated in accordance with GAAP and should not be considered as substitutes for financial measures that have been calculated in accordance with GAAP. We primarily review the following key performance indicators and non-GAAP measures when assessing our performance:

Revenue

We analyze our revenues by comparing actual revenues to our internal projections for a given period and to prior periods to assess our performance. We believe that revenues are a meaningful indicator of the demand and pricing for our services. Key drivers to change in revenues are primarily dollar volume, basis point spread earned, and number of transactions processed in a given period.

Payment Volume

Payment volume is defined as the total dollar amount of all payments processed by our customers through our services. Volumes for the three months ended March 31, 2021 and March 31, 2020 are shown in the table below:

	Three Months Ended March 31,		Change
(in millions)	2021	2020	Amount	%
Payment volume	$9,462.3	$7,624.5	1,837.8	24.1%

The increase in volume for the three months ended March 31, 2021 was primarily driven by continued strong growth in Payment Services, specifically ACH, as well as from growth in Integrated Solutions.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure that represents earnings before interest and other expense, income taxes, depreciation, and amortization, or EBITDA, and further adjustments to EBITDA to exclude certain non-cash items and other non-recurring items that we believe are not indicative of ongoing operations to come to Adjusted EBITDA.

We disclose EBITDA, Adjusted EBITDA, and Adjusted Net Income (as defined below) in this report because these non-GAAP measures are key measures used by us to evaluate our business, measure our operating performance and make strategic decisions. We believe EBITDA, Adjusted EBITDA, and Adjusted Net Income are useful for investors and others in understanding and evaluating our results of operations in the same manner as we do. However, EBITDA, Adjusted EBITDA, and Adjusted Net Income are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for net income, income before income taxes, or any other operating performance measure calculated in accordance with GAAP. Using these non-GAAP financial measures to analyze our business would have material limitations because the calculations are based on the subjective determination of management regarding the nature and classification of events and circumstances that investors may find significant. In addition, although other companies in our industry may report measures titled EBITDA, Adjusted EBITDA and Adjusted Net Income or similar measures, such non-GAAP financial measures may be calculated differently from how we calculate non-GAAP financial measures, which reduces their overall usefulness as comparative measures. Because of these limitations, you should consider EBITDA, Adjusted EBITDA, and Adjusted Net Income alongside other financial performance measures, including net income and our other financial results presented in accordance with GAAP. The following table presents a reconciliation of net income to EBITDA and Adjusted EBITDA for each of the periods indicated:

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Three Months Ended March 31, 2021 Compared to Three Months Ended March 31, 2020

	Three Months Ended March 31,
(in millions)	2021	2020
Net income (loss)	$1.0	$(0.6)
Depreciation & amortization	7.0	6.0
Tax expense (benefit)	0.6	(0.9)
Interest and other expense	3.6	4.6
EBITDA	12.2	9.1

Transaction-related expenses(a)	0.8	—
Stock based compensation(b)	0.7	0.4
Restructuring costs(c)	0.2	0.6
Discontinued service costs(d)	0.2	—
Management fees and expenses(e)	—	0.2
Business combination costs(f)	0.3	—
Other costs(g)	0.4	0.3
Total adjustments	2.6	1.5
Adjusted EBITDA	$14.8	$10.6

(a)	Represents professional service fees related to mergers and acquisitions such as legal fees, consulting fees, accounting advisory fees, and other costs.

(b)	Represents non-cash charges associated with stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy

(c)	Costs associated with restructuring plans designed to streamline operations and reduce costs including costs associated with the relocation of headquarters from Reston, VA to Atlanta, GA and certain staff restructuring charges, including severance.

(d)	Represents costs incurred to retire certain tools, applications and services that are no longer in use.

(e)	Represents advisory fees that we will not be required to pay going forward. See notes to our condensed consolidated financial statements included elsewhere in this Quarterly Report on Form 10-Q for more information about these related party transactions.

(f)	Represents business combination costs.

(g)	Represents non-operational gains or losses, non-standard project expense, non-operational legal expense and other.

Adjusted Net Income

Adjusted Net Income is a non-GAAP financial measure that represents net income prior to amortization and further adjustments to exclude certain non-cash items and other non-recurring items that management believes are not indicative of ongoing operations to come to Adjusted Net Income.

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Three Months Ended March 31, 2021 Compared to Three Months Ended March 31, 2020

	Three Months Ended March 31,
(in millions)	2021	2020
Net income (loss)	$1.0	$(0.6)
Amortization add back	6.0	5.0
Transaction-related expenses(a)	0.8	—
Stock based compensation(b)	0.7	0.4
Restructuring costs(c)	0.2	0.6
Discontinued service costs(d)	0.2	—
Management fees and expenses(e)	—	0.2
Business combination costs(f)	0.3	—
Other costs(g)	0.4	0.3
Pro forma taxes at effective rate(h)	(0.4)	—
Total adjustments	$8.2	$6.5
Adjusted Net Income	$9.2	$5.9

(a)	Represents professional service fees related to mergers and acquisitions such as legal fees, consulting fees, accounting advisory fees, and other costs.

(b)	Represents non-cash charges associated with stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy.

(c)	Costs associated with restructuring plans designed to streamline operations and reduce costs including costs associated with the relocation of headquarters from Reston, VA to Atlanta, GA and certain staff restructuring charges, including severance.

(d)	Represents costs incurred to retire certain tools, applications and services that are no longer in use.

(e)	Represents advisory fees that we will not be required to pay going forward. See notes to our condensed consolidated financial statements included elsewhere in this Quarterly Report on Form 10-Q for more information about these related party transactions.

(f)	Represents business combination costs.

(g)	Represents non-operational gains or losses, non-standard project expense, non-operational legal expense and other.

(h)	Represents pro forma income tax adjustment effect, at the anticipated blended rate, for all items expected to have a cash tax impact (i.e. items that were not originally recorded through goodwill). Any impact to the valuation allowance assessment for these adjustments has not been considered. The Company has not applied a pro forma tax adjustment in 2020 due to the different ownership structure.

Segments

We provide our services through two reportable segments 1) Integrated Solutions and 2) Payment Services. The Company’s reportable segments are the same as the operating segments.

More information about our two reportable segments:

●	Integrated Solutions — Our Integrated Solutions segment represents the delivery of our credit and debit card payment solutions, and to a lesser extent, ACH processing solutions to customers via integrations with software partners across our strategic vertical markets. Our Integrated Solutions partners include vertical focused front-end Customer Relationship Management software providers as well as back-end Enterprise Resource Planning and accounting solutions.

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●	Payment Services — Our Payment Services segment represents the delivery of card payment processing solutions to our customers through resellers, as well as ACH, check, and gift card processing. Card payment processing solutions in this segment do not originate via a software integration but still utilize Paya’s core technology infrastructure. ACH, check, and gift card processing may or may not be integrated with third-party software.

All segment revenue is from external customers.

The following table shows our segment income statement data and selected performance measures for the periods indicated:

Three Months Ended March 31, 2021 Compared to Three Months Ended March 31, 2020

	Three Months Ended March 31,		Change
(in millions)	2021	2020	Amount	%
Integrated Solutions
Segment revenue	$32.9	$29.4	$3.5	11.9%
Segment gross profit(1)	$18.2	$15.5	$2.7	17.5%
Segment gross profit margin	55.3%	52.7%

Payment Services
Segment revenue	$22.4	$19.7	$2.7	13.2%
Segment gross profit(1)	$10.9	$9.1	$1.8	19.2%
Segment gross profit margin	48.8%	46.4%

(1)	Segment gross profit is revenue less cost of services excluding depreciation and amortization.

Integrated Solutions

Revenue for the Integrated Solutions segment was $32.9 for the three months ended March 31, 2021 as compared to $29.4 for the three months ended March 31, 2020. The increase of $3.5 was primarily driven by government and Integrated Card growth.

Gross profit for the Integrated Solutions segment was $18.2 resulting in a gross profit margin of 55.3% for the three months ended March 31, 2021 as compared to $15.5 with a gross profit margin of 52.7% for the three months ended March 31, 2020. The increase of $2.7 in segment gross profit was primarily driven by revenue growth partially offset by higher processing costs.

Payment Services

Revenue for the Payment Services segment was $22.4 for the three months ended March 31, 2021 as compared to $19.7 for the three months ended March 31, 2020. The increase of $2.7 was primarily driven by ACH growth.

Gross profit for the Payment Services segment was $10.9 resulting in a gross profit margin of 48.8% for the three months ended March 31, 2021 as compared to $9.1 with a gross profit margin of 46.4% for the three months ended March 31, 2020. The increase of $1.8 in segment gross profit was primarily driven by ACH growth.

For a reconciliation of segment gross profit to total U.S. GAAP operating profit, excluding depreciation and amortization, and including certain corporate-level expenses, see notes to our condensed consolidated financial statements included elsewhere in this Quarterly Report on Form 10-Q.

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Liquidity and Capital Resources

Overview

We have historically sourced our liquidity requirements primarily with cash flow from operations and, when needed, with borrowings under our credit facilities. We have historically sourced our acquisitions with cash flow from operations, and when needed, with capital infusions from Ultra and borrowings under our credit facilities. As of March 31, 2021, we had $133.8 million of cash and cash equivalents on hand and borrowing capacity of $25.0 million from our Revolver. We believe that our cash on hand and additional availability under the Revolver, combined with cash flows from operations, will enable us to fund our operations and our debt service for at least the next 12 months. However, our anticipated results are subject to significant uncertainty and may be affected by events beyond our control, including the prevailing economic, financial and industry conditions, including the impact of COVID-19.

On March 17, 2021, the Company priced an offering of 20 million shares of its common stock, $0.0001 par value per share pursuant to the Underwriting Agreement, by and among the Company, the selling stockholder named therein (the “Selling Stockholder”) and Morgan Stanley & Co. LLC and Credit Suisse Securities (USA) LLC, as representatives of the several underwriters listed on Schedule II thereto (the “Underwriters”). The Company and the Selling Stockholder each agreed to sell 10 million shares of Common Stock to the Underwriters at a price of $12.25 per share. The offering closed and the shares were delivered on March 22, 2021. As a result of the offering, the Company received cash proceeds of $122.5 million, net of transaction costs of $5.5 million.

The following tables present a summary of cash flows from operating, investing and financing activities for the following comparative periods.

Three Months Ended March 31, 2021 Compared to Three Months Ended March 31, 2020

	Three Months Ended March 31,
	2021	2020
	(in millions)
Net cash provided (used) by operating activities	$3.0	$(2.6)
Net cash provided (used) by investing activities	(9.2)	(1.1)
Net cash provided (used) by financing activities	116.4	23.9
Change in cash	$110.2	$20.2

Operating Activities

Net cash provided by operating activities increase $5.6 to $3.0 for the three months ended March 31, 2021 compared to $2.6 used by operating activities for the three months ended March 31, 2020. The increase in net cash provided by operating activities was primarily due to higher volume and EBITDA in the three months ended March 31, 2021.

Investing Activities

Net cash used in investing activities increased $8.1 to $9.2 in the three months ended March 31, 2021 from $1.1 in the three months ended March 31, 2021. The increase in cash used by investing activities was primarily driven by an increase in purchases of customers lists of $6.8 in the three months ended March 31, 2021. In addition, we used $2.3 for capital expenditures and capitalization of internal use software in the three months ended March 31, 2021 compared to $1.0 in the three months ended March 31, 2020.

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Financing Activities

Net cash used in financing activities increased $92.5 to $116.4 for the three months ended March 31, 2021 from $23.9 for the three months ended March 31, 2020. The increase in cash used in financing activities was primarily due to proceeds from the Equity Offering of $117.0 in the three months ended March 31, 2021 offset by a decrease in borrowings under the Credit Facility from the three months ended March 31, 2020.

Indebtedness

In August 2017, Paya Inc. entered into a credit agreement providing for a term loan facility (the “Term Loan”), a revolving credit facility (the “Revolver”) and a delayed term loan that was not utilized. In December 2018, the Company amended the credit agreement and Paya Holdings III, LLC (f/k/a GTCR-Ultra Holdings III, LLC), a wholly-owned subsidiary of the Company, assumed all of Paya Inc.’s right and obligations as “Borrower” under the credit agreement and related documents. The credit agreement currently provides for a $235.5 million Term Loan and a $25.0 million Revolver and is secured by substantially all of the assets of Paya Holdings II, LLC (f/k/a GTCR-Ultra Holdings II, LLC), the parent of the Borrower, and its subsidiaries. In July 2020, the Company amended the credit agreement to perform the Business Combination, and among other things, extend the maturity of the Revolver to July 24, 2025 and the maturity of the Term Loan to August 1, 2027.

The Company makes quarterly amortization payments on the Term Loan. As of March 31, 2021, $228.1 million remains outstanding under the Term Loan and there were no borrowings outstanding under the Revolver.

The Company’s senior secured first lien net leverage ratio, calculated pursuant to the definitions in the Credit Agreement, was 3.15x on March 31, 2021. The maximum ratio permitted by the financial covenant in the Credit Agreement is 7.25x as of March 31, 2021.

Contractual Obligations

Other than changes which occur in the ordinary course of business, as of March 31, 2021, there were no significant changes to the contractual obligations reported at December 31, 2020 in our Annual Report on Form 10-K for the year ended December 31, 2020.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

During the periods presented, we did not engage in any off-balance sheet financing activities other than those reflected in the notes to our condensed consolidated financial statements included elsewhere in this Quarterly Report on Form 10-Q.

Critical Accounting Policies and Estimates

Our discussion and analysis of our historical financial condition and results of operations for the periods described is based on our condensed consolidated financial statements, which have been prepared in accordance with U.S. GAAP. For a discussion of the significant accounting policies and estimates that we use in the preparation of our audited and unaudited condensed consolidated financial statements, refer to Note 1 of the notes to our unaudited condensed consolidated financial statements included in Part I, Item 1 within this Quarterly Report on Form 10-Q. The preparation of these historical financial statements in conformity with U.S. GAAP requires management to make estimates, assumptions and judgments in certain circumstances that affect the reported amounts of assets, liabilities and contingencies as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. We evaluate our assumptions and estimates on an ongoing basis. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. These estimates may change as new events occur or additional information is obtained, and we may periodically be faced with uncertainties, the outcomes of which are not within its control and may not be known for a prolonged period of time. Because the use of estimates is inherent in the financial reporting process, actual results may differ from these estimates under different assumptions or conditions. Additionally, the full impact of COVID-19 is unknown and cannot be reasonably estimated.

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The following critical accounting discussion pertains to accounting policies we believe are most critical to the portrayal of our historical financial condition and results of operations and that require significant, difficult, subjective or complex judgments.

Revenue Recognition

Application of the accounting principles in U.S. GAAP related to the measurement and recognition of revenue requires us to make judgments and estimates. Complex arrangements with nonstandard terms and conditions may require significant contract interpretation to determine the appropriate accounting. Specifically, the determination of whether we are a principal to a transaction, or an agent, can require considerable judgment. We have concluded that we are the agent in providing merchants access to credit card networks as we are performing this service on behalf of the principal, the card companies. In addition, we are not primarily responsible for fulfilling this promise to the customer, do not bear risk or take possession of funds to be paid to issuing banks for interchange fees, and do not have discretion in setting the price for interchange fees charged by the card companies. For all other aspects of our services provided to merchants, we determined we are the principal as we control the service being provided before transfer to the customer. Additionally, our payment processing services consist of variable consideration under a stand-ready service of distinct days of service that are substantially the same with the same pattern of transfer to the customer. The variable consideration is as a result of the number or volume of transactions to be processed.

We determined to use each day as a time-based measure of progress toward satisfaction of the single performance obligation of each contract. We determined this method most accurately depicts the pattern by which services are transferred to the merchant, as performance depends on the extent of transactions processed for that merchant on a given day. Likewise, consideration to which we expect to be entitled is determined according to our efforts to provide service each day. Changes in judgments with respect to these assumptions and estimates could impact the amount of revenue recognized.

Business Combinations

Upon acquisition of a company, we determine if the transaction is a business combination, which is accounted for using the acquisition method of accounting. Under the acquisition method, once control is obtained of a business, the assets acquired, and liabilities assumed, including amounts attributed to noncontrolling interests, are recorded at fair value. We use our best estimates and assumptions to assign fair value to the tangible and intangible assets acquired and liabilities assumed at the acquisition date. One of the most significant estimates relates to the determination of the fair value of these assets and liabilities. The determination of the fair values is based on estimates and judgments made by management. Our estimates of fair value are based upon assumptions we believe to be reasonable, but which are inherently uncertain and unpredictable. Measurement period adjustments are reflected at the time identified, up through the conclusion of the measurement period, which is the time at which all information for determination of the values of assets acquired and liabilities assumed is received and is not to exceed one year from the acquisition date. We may record adjustments to the fair value of these tangible and intangible assets acquired and liabilities assumed, with the corresponding offset to goodwill.

Additionally, uncertain tax positions and tax-related valuation allowances are initially recorded in connection with a business combination as of the acquisition date. We continue to collect information and reevaluate these estimates and assumptions periodically and record any adjustments to preliminary estimates to goodwill, provided we are within the measurement period. If outside of the measurement period, any subsequent adjustments are recorded to the condensed consolidated statement of income and other comprehensive income.

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Income taxes

Under ASC 740, “Income Taxes,” deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to net operating losses, tax credits, and temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, which will result in taxable or deductible amounts in the future. Our income tax expense/benefit, deferred tax assets and tax receivable liability reflect management’s best assessment of estimated current and future taxes. Significant judgments and estimates are required in determining the consolidated income tax expense/benefits, deferred tax assets and tax receivable agreement liability. In evaluating our ability to recover our deferred tax assets, we consider all available positive and negative evidence, including projected future taxable income and results of recent operations. Estimating future taxable income is inherently uncertain, requires judgment and is consistent with estimates we are using to manage our business. If we determine in the future that we will not be able to fully utilize all or part of the deferred tax assets, we would record a valuation allowance through earnings in the period the determination was made.

Principles of Consolidation

Refer to Note 1 of the notes to our unaudited condensed consolidated financial statements included in Part I, Item 1 within this Quarterly Report on Form 10-Q for a discussion of principles of consolidation.

Recently Issued Accounting Standards

Refer to Note 1 of the notes to our unaudited condensed consolidated financial statements included in Part I, Item 1 within this Quarterly Report on Form 10-Q for our assessment of recently issued and adopted accounting standards.

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Item 3. Quantitative and Qualitative Disclosures About Market Risk

Our principal market risks are our exposure to effects of inflation and interest rates.

Effects of Inflation

While inflation may impact our revenues and cost of services, we believe the effects of inflation, if any, on our results of operations and financial condition have not been significant. However, there can be no assurance that our results of operations and financial condition will not be materially impacted by inflation in the future.

Interest Rates

Our future income, cash flows and fair values relevant to financial instruments are subject to risks relating to interest rates. We are subject to interest rate risk in connection with our Credit Facilities, which have variable interest rates. The interest rates on these facilities are based on a fixed margin plus a market interest rate, which can fluctuate accordingly but is subject to a minimum rate. Interest rate changes do not affect the market value of such debt, but could impact the amount of our interest payments, and accordingly, our future earnings and cash flows, assuming other factors are held constant.

The Company utilizes derivative instruments to manage risk from fluctuations in interest rates on its Term Loan. In February 2021, the Company entered into a interest rate cap agreement with a notional amount of $171.5 million, with an effective date of March 31, 2021, expiring on March 31, 2023. Refer to Note 7 of the notes to our unaudited condensed consolidated financial statements included in Part I, Item 1 within this Quarterly Report on Form 10-Q for more information.

We may incur additional borrowings, under our Revolver or otherwise, from time to time for general corporate purposes, including working capital and capital expenditures.

Item 4. Controls and Procedures

Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in Company reports filed or submitted under the Exchange Act is accumulated and communicated to management, including our Chief Executive Officer and Chief Financial Officer, to allow timely decisions regarding required disclosure.

As required by Rules 13a-15 and 15d-15 under the Exchange Act, our Chief Executive Officer and Chief Financial Officer carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures as of March 31, 2021. Based upon their evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures (as defined in Rules 13a- 15 (e) and 15d-15 (e) under the Exchange Act) were effective as of March 31, 2021.

Changes in Internal Control over Financial Reporting

There have been no changes in the Company’s internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) during the three months ended March 31, 2021 that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

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Part II - Other Information

Item 1. Legal Proceedings

We are currently not a party to any legal proceedings that would be expected to have a material adverse effect on our business or financial condition. From time to time, we are subject to litigation incidental to our business, as well as other litigation of a non-material nature in the ordinary course of business.

Item 1A. Risk Factors

There have been no material changes in our risk factors from those disclosed under "Item 1A. Risk Factors" included in our 2020 Annual Report on Form 10-K.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

None.

Item 3. Defaults Upon Senior Securities

None.

Item 4. Mine Safety Disclosures

Not applicable.

Item 5. Other Information

On May 5, 2021, for purposes of succession planning and with the knowledge and endorsement of the Company’s Board of Directors and the Compensation Committee, GTCR-Ultra Holdings, LLC (“Ultra”) and Mr. Jeffrey Hack agreed to modify the vesting terms of the outstanding Class C Units of Ultra (the “Incentive Units”) previously granted to Mr. Hack.

As previously agreed, upon termination of employment (other than for cause or resignation without good reason), 20% of Mr. Hack’s unvested Incentive Units, if any, would vest and any remaining unvested Incentive Units would be immediately forfeited without consideration. As modified, in the event of a succession, any remaining unvested Incentive Units that would have been immediately forfeited are instead treated as follows (i) on the day following the date that a new chief executive officer commences employment as such (the “Change Date”), 50% of such unvested Incentive Units, if any, will vest, and (ii) on the date that is six months following the Change Date, all of Mr. Hack’s remaining unvested Incentive Units, if any, will vest; in each case, subject to Mr. Hack’s cooperation and support with the succession process in good faith.

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Item 6. Exhibits

Exhibit No.	Description
10.1	Credit Agreement, dated as of August 1, 2017, among GTCR-Ultra Intermediate Holdings, Inc., which was succeeded by Paya Holdings II, LLC, as Holdings; Paya, Inc., which was succeeded by Paya Holdings III, LLC, as Borrower; the subsidiaries party thereto from time to time; the lenders party thereto from time to time; and the administrative agent and collateral agent party thereto.
10.2	Amendment No. 1 to Credit Agreement, dated as of July 13, 2018
10.3	Amendment No. 2 to Credit Agreement, dated as of November 1, 2018
10.4	Amendment No. 3 to Credit Agreement, dated as of December 20, 2018, including Annex A thereto, which is a restatement of the Credit Agreement through Amendment No. 3
10.5	Amendment No. 4 to Credit Agreement, dated as of July 24, 2020
10.6	Amendment No. 5 to Credit Agreement, dated as of October 7, 2020
31.1	Certification of the Chief Executive Officer pursuant to Exchange Act Rules Rule 13a-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002, filed herewith.
31.2	Certification of the Chief Financial Officer pursuant to Exchange Act Rules Rule 13a-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002, filed herewith.
31.3	Certification of the Chief Accounting Officer pursuant to Exchange Act Rules Rule 13a-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002, filed herewith.
32.1*	Certification of the Chief Executive Officer pursuant to 18 U.S.C. Section 1350.
32.2*	Certification of the Chief Financial Officer pursuant to 18 U.S.C. Section 1350.
32.3*	Certification of the Chief Accounting Officer pursuant to 18 U.S.C. Section 1350.
101.INS	XBRL Instance Document.
101.SCH	XBRL Taxonomy Extension Schema Document.
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.
1010.DEF	XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document.

*	The certifications furnished in Exhibit 32.1, 32.2 and 32.3 hereto are deemed to accompany this Quarterly Report on Form 10-Q and will not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that the registrant specifically incorporates it by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 7, 2021	PAYA HOLDINGS INC.

/s/ Glenn Renzulli
Glenn Renzulli
Chief Financial Officer

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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PAYA HOLDINGS INC.

(Name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

Dear Fellow Shareholders,

We are pleased to invite you to attend our first Annual Meeting of Shareholders of Paya Holdings Inc. (“Paya” or the “Company”) to be held on Wednesday, May 26, 2021, at 9:30 a.m. Eastern Time. This year’s Annual Meeting will be conducted virtually, via live audio webcast. Protecting the health and well-being of the attendees (employees, shareholders and the general public) is our top priority. In light of the recommendations issued by the C.D.C. against public gatherings due to COVID-19, we think a virtual only meeting for this year is advisable. You will be able to attend the meeting online by visiting www.meetingcenter.io/235566571 and entering the meeting password, which is paya2020. You will be able to submit questions and vote your shares electronically during the meeting by logging in using the 15-digit control number included on your proxy card or on the voting instruction form accompanying these proxy materials.

The accompanying proxy statement provides information about the matters we will ask you to consider at the Annual Meeting, which are:

1.	to elect three nominees identified in the accompanying proxy statement to serve as Class I directors until the 2024 Annual Meeting and until their successors are duly elected and qualified;

2.	to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021; and

3.	to transact other business as may properly come before the meeting or any adjournment of the meeting.

Our Board of Directors (the “Board”) has set the record date as April 6, 2021. Only shareholders that owned shares of the Company’s common stock at the close of business on that day are entitled to notice of and may vote at this meeting or any adjournment of the meeting. A list of the Company’s shareholders of record will be available at our corporate headquarters located at 303 Perimeter Center North Suite 600 Atlanta, Georgia 30346 and on the date of the meeting, on the virtual platform for the Annual Meeting at www.meetingcenter.io/235566571.

Your vote is important. Whether or not you plan to attend the virtual Annual Meeting, we urge you to vote. You may vote by proxy over the Internet, by telephone, or by mail by following the instructions on the proxy card. Voting by proxy will ensure your representation at the Annual Meeting regardless of whether you attend.

Sincerely,

AARON COHEN	JEFFREY HACK
Chairman	Chief Executive Officer

NOTICE OF 2021 ANNUAL MEETING OF SHAREHOLDERS

The 2021 annual meeting of shareholders of Paya Holdings Inc. will be held via the internet at www.meetingcenter.io/235566571 on Wednesday, May 26, 2021, at 9:30 a.m. Eastern Time for the following purposes:

1.	to elect three nominees identified in the accompanying proxy statement to serve as Class I directors until the 2024 Annual Meeting and until their successors are duly elected and qualified;

2.	to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021; and

3.	to transact other business as may properly come before the meeting or any adjournment of the meeting.

A list of shareholders entitled to vote at the meeting will be available for examination by any shareholder for any purpose relevant to the meeting during ordinary business hours for at least ten days prior to May 26, 2021, at 303 Perimeter Center North Suite 600 Atlanta, Georgia 30346 and on the date of the meeting, on the virtual platform for the Annual Meeting at www.meetingcenter.io/235566571.

By Order of the Board of Directors,

MELINDA DOSTER

General Counsel and Secretary

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COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q: Why did I receive these materials?

The Board of the Company is soliciting your proxy to vote at our 2021 Annual Meeting of Shareholders (or at any postponement or adjournment of the meeting). Shareholders who own shares of our common stock as of the record date, April 6, 2021 (the “Record Date”), are entitled to vote at the Annual Meeting. You should review these proxy materials carefully as they give important information about the proposals that will be voted on at the Annual Meeting, as well as other important information about the Company.

Householding. The Securities and Exchange Commission’s (“SEC”) rules permit us to print an individual’s multiple accounts on a single set of annual meeting materials. To take advantage of this opportunity, we have summarized on one set of annual meeting materials all of the accounts registered with the same tax identification number or duplicate name and address, unless we received contrary instructions from the impacted shareholder prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the annual meeting materials, as requested, to any shareholder to which a single copy of those documents was delivered. If you prefer to receive separate copies of the annual meeting materials, contact contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. A number of brokerage firms have instituted householding. They will have their own procedures for shareholders who wish to receive individual copies of the proxy materials.

Q: Who will be entitled to vote?

Shareholders who own shares of our common stock as of the Record Date, are entitled to vote at the Annual Meeting. As of the Record Date, the Company had 126,697,492 shares of common stock outstanding. Holders of shares of common stock are entitled to one vote per share. Cumulative voting is not permitted with respect to the election of directors or any other matter to be considered at the Annual Meeting.

Q: What will I be voting on?

You will be voting on:

1.	the election of three Class I directors to serve on the Board until the 2024 Annual Meeting and until their successors are duly elected and qualified;

2.	the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021; and

3.	any other business as may properly come before the meeting or any adjournment of the meeting.

Q: How does the Board recommend I vote on these matters?

The Board recommends you vote:

1.	FOR the election of Oni Chukwu, Anna May Trala and Stuart Yarbrough as Class I directors; and

2.	FOR the ratification of the appointment of Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2021.

Q: How do I cast my vote?

Beneficial Shareholders. If you hold your shares through a broker, trustee or other nominee, you are a beneficial shareholder. In order to vote your shares, please refer to the materials forwarded to you by your broker, bank or other nominee for instructions on how to vote the shares you hold as a beneficial shareholder.

Registered Shareholders. If you hold shares in your own name, you are a registered stockholder and may vote during the virtual Annual Meeting at www.meetingcenter.io/235566571. You will need log in by entering the password paya2020, and then your unique 15-digit control number included on your proxy card or on the instructions that accompany your proxy materials. Only one person will be able to log in with that unique control number at any time. You can also vote by proxy before the Annual Meeting in the following ways:

1.	via the Internet at www.envisionreports.com/PAYA;

2.	by phone by calling 1-800-652-VOTE (8683); or

3.	by signing and returning a proxy card.

Proxies submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on May 25, 2021.

Q: Can I access the proxy materials electronically?

Yes. Our proxy materials are available at https://investors.paya.com. In addition, instead of receiving future copies of our proxy statement and annual reports by mail, shareholders of record and most beneficial owners can elect to receive an email that will provide an electronic link to these documents. If you would like to instruct us to send electronic copies of our proxy materials, you should follow the instructions available at www.envisionreports/PAYA. Your election to receive future proxy materials by email will remain in effect until you revoke it.

Q: How may I change or revoke my proxy?

Beneficial Shareholders. Beneficial shareholders should contact their broker, trustee or nominee for instructions on how to change their proxy vote.

Registered Stockholders. Registered stockholders may change a properly executed proxy at any time before its exercise:

1.	via the Internet at www.envisionreports.com/PAYA;

2.	by phone by calling 1-800-652-VOTE (8683);

3.	by signing and returning a new proxy card; or

4.	by voting at the virtual Annual Meeting.

Q: How can I attend the virtual Annual Meeting?

The Annual Meeting is being held as a virtual only meeting this year.

If you are a shareholder of record as of the Record Date, you may attend, vote and ask questions virtually at the meeting by logging in at www.meetingcenter.io/235566571 and entering the password for the meeting, which is paya2020, and then providing your 15-digit control number. This number is included in your proxy card.

If you are a shareholder holding your shares in “street name” as of the Record Date, you must register in advance to attend the Annual Meeting. To register, you must submit proof of your “legal proxy” obtained from your bank, broker or nominee reflecting your Company holdings, along with your name and email address to Computershare: (1) by email to legalproxy@computershare.com; or (2) by mail to Computershare, Paya Holdings Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001. Obtaining a “legal proxy” may take several days and shareholders are advised to register as far in advance as possible. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., ET, on May 20, 2021. You will receive a confirmation email from Computershare of your registration. Once registered, you may participate in and vote at the Annual Meeting by following the instructions available on the meeting website. If you encounter any difficulty accessing the virtual meeting, please contact 1-888-724-2416 or 1-781-575-2748 for assistance. You may not vote your shares via the Internet or ask questions at the virtual Annual Meeting unless you receive a valid proxy from your brokerage firm, bank, broker-dealer or other nominee holder.

If you are a shareholder as of the Record Date and have logged in using your 15-digit control number, you may type questions into the dialog box provided at any point during the meeting (until the floor is closed to questions). The audio broadcast of the Annual Meeting will be archived at www.meetingcenter.io/235566571 for at least one year.

If you are not a shareholder as of the Record Date or do not log in using your 15-digit control number, you may still listen to the Annual Meeting, but will not be able to ask questions or vote at the meeting.

Q: Why is the Annual Meeting virtual only?

In light of the recommendations issued by the C.D.C. against public gatherings due to COVID-19, we think a virtual only meeting for this year is advisable to protect the health and well-being of the attendees (employees, directors, shareholders and the general public). We are excited to embrace the latest technology to provide ease of access, real-time communication, and cost savings for our shareholders and the Company. Hosting a virtual meeting makes it easy for our stockholders to participate from any location around the world.

Q: What is the voting requirement to approve each of the proposals, and how are the votes counted?

PROPOSAL 1 - ELECTION OF DIRECTORS

A plurality of the votes cast by the shares of common stock present in person or represented by proxy at the meeting and entitled to vote thereon is required to elect each nominee named herein. This means that the three nominees receiving the highest number of votes at the Annual Meeting will be elected, even if those votes do not constitute a majority of the votes cast. Abstentions and broker non-votes will not impact the election of the nominees.

ALL OTHER PROPOSALS

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote thereon is required to approve all other items. Abstentions will be counted as present and entitled to vote on the proposals and will therefore have the effect of a negative vote. We do not expect there to be any broker non-votes with respect to the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021.

Q: When will the results of the vote be announced?

The preliminary voting results will be announced at the virtual Annual Meeting. The final voting results will be published in a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting.

Q: What is the deadline for submitting a shareholder proposal or director nomination for the 2022 Annual Meeting?

Shareholder proposals pursuant to SEC Rule 14a-8 for inclusion in the Company’s proxy statement and form of proxy for the Company’s annual meeting of shareholders to be held in 2022, must be received by the Company at our principal executive offices at 303 Perimeter Center North Suite 600 Atlanta, Georgia 30346 no later than the close of business on December 20, 2021. Shareholders wishing to make a director nomination or bring a proposal before the annual meeting to be held in 2022 (but not include it in the Company’s proxy materials) must provide written notice of such proposal to the Secretary at the Company’s principal executive offices no later than the close of business on February 25, 2022 and not earlier than the close of business on January 26, 2022, assuming the Company does not change the date of the 2022 annual meeting of shareholders by more than 30 days before or after the anniversary of the 2021 Annual Meeting. If so, the Company will release an updated time frame for shareholder proposals. Any shareholder proposal or director nomination must comply with the other provisions of the Company’s Amended and Restated Bylaws and be submitted in writing to the Secretary at the Company’s principal executive offices.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business and affairs are managed under the direction of our Board, which is composed of nine directors. Our certificate of incorporation (our “Certificate”) provides that the authorized number of directors may be changed only by resolution of our Board. Our Certificate also provides that our Board will be divided into three classes of directors, with the classes as nearly equal in number as possible. At each annual meeting of shareholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring.

The following table sets forth the director class, name, age as of April 1, 2021, and other information for each member of our Board:

Name	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated

Oni Chukwu	I	63	Director	2021	2021	2024
Anna May Trala	I	54	Director	2020	2021	2024
Stuart Yarbrough	I	70	Director	2020	2021	2024
Kallen James (KJ) McConnell	II	35	Director	2020	2022
Jeffrey Hack	II	56	Chief Executive Officer and Director	2020	2022
Christine Larsen	II	59	Director	2020	2022
Aaron D. Cohen	III	44	Chair of the Board	2020	2023
Collin E. Roche	III	50	Director	2020	2023
Michael J. Gordon	III	51	Director	2020	2023

We believe that in order for our Board to effectively guide us to long-term sustainable, dependable performance, it should be composed of individuals with sophistication and experience in the many disciplines that impact our business. In order to best serve our shareholders, we seek to have a Board, as a whole, that is competent in key corporate disciplines, including accounting and financial acumen, business judgment, crisis management, governance, leadership, people management, risk management, social responsibility, reputational issues, strategy and strategic planning. Additionally, we desire that the Board have specific knowledge related to our industry, such as expertise in software and technology. The Nominating and Corporate Governance Committee believes that all directors must, at a minimum, meet the criteria set forth in the Company’s Code of Ethics and the Corporate Governance Guidelines, which specify, among other things, that the Corporate Governance and Nominating Committee will consider criteria such as independence, diversity, age, skills, and experience in the context of the needs of the Board. In addressing issues of diversity in particular, the Corporate Governance and Nominating Committee considers a nominee’s differences in gender, ethnicity, tenure, skills and qualifications. The Corporate Governance and Nominating Committee believes that diversity of backgrounds and viewpoints is a key attribute for a director nominee. While we do not have a formal policy on diversity, when considering the selection of director nominees, the Corporate Governance and Nominating Committee considers individuals with diverse viewpoints, accomplishments, cultural background, professional expertise, and diversity in gender, ethnicity, race, skills and geographic representation, that, when considered as a group, provide a sufficient mix of perspectives to allow the Board to best fulfill its responsibilities to the long-term interests of our shareholders. Further, our Board is committed to seeking qualified women and individuals from underrepresented minority groups to include in the pool from which new candidates are selected. Currently, of the nine directors on our Board, two are women and one is an African-American male. The Corporate Governance and Nominating Committee also will consider a combination of factors for each director, including (a) the nominee’s ability to represent all stockholders without a conflict of interest, (b) the nominee’s ability to work in and promote a productive environment, (c) whether the nominee has sufficient time and willingness to fulfill the substantial duties and responsibilities of a director, (d) whether the nominee has demonstrated the high level of character, ethics and integrity expected by the Company, (e) whether the nominee possesses the broad professional and leadership experience and skills necessary to effectively respond to the complex issues encountered by a publicly-traded company, (f) the nominee’s ability to apply sound and independent business judgment and (g) the diverse attributes of the nominee, such as differences in background, qualifications and personal characteristics.

The Corporate Governance and Nominating Committee has determined that all of our directors meet the criteria and qualifications set forth in the Company’s Code of Ethics, the Corporate Governance Guidelines and the criteria set forth above for director nominees. Moreover, each director possesses the following critical personal qualities and attributes that we believe are essential for the proper functioning of the Board to allow it to fulfill its duties for our shareholders: accountability, ethical leadership, governance, integrity, risk management, and sound business judgment. In addition, our directors have the confidence to assess and challenge the way things are done and recommend alternative solutions, a keen awareness of our business and social realities of the environment in which we operate, the independence and high performance standards necessary to fulfill the Board’s oversight function, and the humility, professional maturity, and style to interface openly and constructively with other directors. Finally, the director biographies below include a non-exclusive list of other key experiences and qualifications that further qualify the individual to serve on the Board. These collective qualities, skills, experiences and attributes are essential to our Board’s ability to exercise its oversight function for the Company and its shareholders, and guide the long-term sustainable, dependable performance of the Company.

Subject to any earlier resignation or removal in accordance with the terms of our Certificate, our bylaws and the Director Nomination Agreement (as defined and discussed below) by and among the Company and GTCR-Ultra Holdings, LLC (“Ultra”), GTCR Fund XI/B LP and GTCR Fund XI/C LP (collectively, “GTCR”), our Class I directors will serve until this Annual Meeting of shareholders, our Class II directors will serve until the annual meeting of shareholders to be held in 2022, and our Class III directors will serve until the annual meeting of shareholders to be held in 2023. In addition, our Certificate provides that our directors may be removed only for cause upon the affirmative vote of at least 66 ⅔% of the voting power of our outstanding shares of stock entitled to vote thereon.

Director Nomination Agreement

In connection with the closing of our business combination (the “Business Combination”) with Fintech Acquisition Corp. III (“Fintech”), we entered into a Director Nomination Agreement (the “Director Nomination Agreement”) with GTCR. The Director Nomination Agreement provides GTCR the right to designate nominees for election to the Company’s Board for so long as GTCR beneficially own 5% or more of the total number of the Company’s shares of common stock then outstanding. The number of nominees that GTCR is entitled to nominate under the Director Nomination Agreement is dependent on its beneficial ownership of shares of common stock. For so long as GTCR beneficially owns more than 5% of the outstanding shares of common stock, GTCR will have the right to nominate a specific number of directors equal to the product of (x) the total number of directors of the Company multiplied by (y) GTCR’s beneficial ownership percentage of outstanding Company common stock (rounded up to the nearest whole number). In addition, GTCR will have the right to designate the replacement for any of its designees whose board service has terminated prior to the end of the director’s term, regardless of GTCR’s beneficial ownership at such time. GTCR will also have the right to have its designees participate on committees of the board of directors, subject to compliance with applicable law and the listing rules of the Nasdaq Global Select Market (“Nasdaq”).

Shareholder Recommendations for Director Nominees

The Nominating and Corporate Governance Committee will consider shareholder nominations for membership on the Board. For the 2022 Annual Meeting, nominations may be submitted to 303 Perimeter Center North Suite 600 Atlanta, Georgia 30346, Attn: General Counsel and Secretary, and such nominations will then be forwarded to the Chair of the Nominating and Corporate Governance Committee. Recommendations must be in writing and we must receive the recommendation no later than the close of business on February 25, 2022 and not earlier than the close of business on January 26, 2022. Recommendations must also include certain other procedural requirements as specified in our bylaws.

When filling a vacancy on the Board, the Nominating and Corporate Governance Committee identifies the desired skills and experience of a new director and nominates individuals who it believes can strengthen the Board’s capabilities and further diversify the collective experience represented by the then-current directors. The Nominating and Corporate Governance Committee may engage third parties to assist in the search and provide recommendations. Also, directors are generally asked to recommend candidates for the position. The candidates are then evaluated based on the process outlined in our Corporate Governance Guidelines and the Nominating and Corporate Governance Committee charter, and the same process is used for all candidates, including candidates recommended by shareholders.

PROPOSAL 1 - ELECTION OF DIRECTORS

Our Board recommends that the nominees below be elected as members of the Board at the Annual Meeting.

Name	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated

Oni Chukwu	I	63	Director	April 2021	2021	2024
Anna May Trala	I	54	Director	2020	2021	2024
Stuart Yarbrough	I	70	Director	2020	2021	2024

Each nominee was recommended for re-election by the Nominating and Corporate Governance Committee for consideration by the Board and our shareholders. If, before the Annual Meeting, any nominee becomes unable to serve, or chooses not to serve, the Board may nominate a substitute. If that happens, the persons named as proxies on the proxy card will vote for the substitute. Alternatively, the Board may either let the vacancy stay unfilled until an appropriate candidate is identified or reduce the size of the Board to eliminate the unfilled seat.

The Board Recommends that you vote “FOR” each of the director nominees.

Director Nominees to Serve for a Three-Year Term Expiring at the 2024 Annual Meeting.

Oni Chukwu. Mr. Chukwu has been our director since April 2021. Mr. Chukwu has served as Chair of the board of directors of Exago Inc. since 2016, and has served as a director on the board of Invatron Systems Corp. since July 2020. Most recently, Mr. Chukwu became a director of Pole Star Space Applications Limited in April 2021, and of Opus Agency in January 2021. From 2013 to 2020, Mr. Chukwu was the Chief Executive Officer of Aventri, a cloud-based enterprise Event Management Software. Mr. Chukwu also served for six months as the Executive Chairman of Aventri’s board of directors following its acquisition by HGGC, LLC. Prior to his time with Aventri, Mr. Chukwu was an Executive Vice President and the Chief Financial Officer of Triple Point Technology, an enterprise software company, from 2006 to 2013. In addition, Mr. Chukwu served as the Chief Financial Officer of Healthcare Software Synergies before it was acquired by United Healthcare, and at LexBridge Corporation, before it was acquired by PKS. Mr. Chukwu attended the University of New Haven, where he earned an MBA and received an honorary Ph.D. in Business Administration.

We determined that Mr. Chukwu’s substantial experience as an executive and director at high-growth enterprise software companies qualifies him to serve as a director on the Board of Directors.

Anna May Trala.  Ms. Trala has been our director since the closing of the Business Combination. Ms. Trala has served as GTCR’s Chief Financial Officer since 2003 and currently serves as a Managing Director of the firm. She was previously a partner in the Transaction Advisory Services group at Ernst & Young. While at Ernst & Young, Ms. Trala was involved in more than 100 transactions in multiple sectors, including transaction processing, IT services, healthcare, and education. She holds a Bachelor of Science in accounting from Goldey Beacom College and is a CPA.

We determined that Ms. Trala’s expertise in public accounting and corporate finance and extensive experience in the financial services industry qualifies her to serve as a director on the Board of Directors.

Stuart Yarbrough.  Mr. Yarbrough has been our director since the closing of the Business Combination. Mr. Yarbrough’s professional experience includes over 20 years in public accounting, primarily with Ernst & Young and BDO Seidman, LLP. Since June 2008, Mr. Yarbrough has been a private investor. From February 2007 through its final distributions during June 2008, Mr. Yarbrough served as the chief executive officer of 3Point Capital Partners, a private equity firm. From 1994 through February 2007, Mr. Yarbrough was a principal at CrossHill Financial Group Inc., a company he co-founded, which provided investment banking services and venture debt financing to growth companies. Mr. Yarbrough previously served on the board of directors of Solera Holdings, Inc., Cision Ltd. and DigitalNet Holdings, Inc., as well as several other public companies. Mr. Yarbrough has a bachelor’s degree in management sciences from Duke University.

We determined Mr. Yarbrough’s expertise in public accounting and corporate finance and directorship experience with public companies, including service on audit and other board of directors committees, qualifies him to serve as a director on the Board of Directors.

Continuing Directors

Aaron D. Cohen, Chair.  Mr. Cohen has been our director since the closing of the Business Combination. Mr. Cohen joined GTCR in 2003 and currently serves as a Managing Director of the firm. He previously worked at Hicks, Muse, Tate & Furst and in the Mergers & Acquisitions group of Salomon Smith Barney. He holds a bachelor’s degree in accountancy with high honors from the University of Illinois at Urbana — Champaign. Mr. Cohen is a Certified Public Accountant.

Mr. Cohen previously played an instrumental role in GTCR’s investments in Prestige Brands, a publicly-listed company.

We determined that Mr. Cohen’s directorship experience with similar companies, deep accounting background, and extensive experience in the financial services, technology and payments industries qualifies him to serve as a director on the Board of Directors.

Michael J. Gordon.  Mr. Gordon has been our director since the closing of the Business Combination. Mr. Gordon has served as the Chief Executive Officer of Altus Group since September 2020, and was the Chief Executive Officer of Callcredit Information Group from 2014 to 2019. Mr. Gordon has also actively worked as a non-executive director on several companies in the United States and United Kingdom, including Constructionline, Zoopla/Hometrack, FinTech and ArisGlobal. Prior to joining Callcredit Mr. Gordon spent nine years in a range of senior leadership roles at FICO (NYSE: FICO) joining in 2005 as Vice President — Global Insurance Industry Lead and was promoted to additional positions including FICO’s Vice President and Managing Director for EMEA and Executive Vice President of Sales, Services and Marketing. Prior to joining FICO in 2005, Mr. Gordon spent more than 13 years in the financial services industry. As a vice president at Capgemini (formerly Ernst & Young Consulting LLP), Mr. Gordon provided strategic and operational solutions to banking and insurance providers, and he led the Insurance Centre of Excellence and Solutions. Mr. Gordon has a BS in Industrial Engineering/Operations Research from Northwestern University and an MBA in Finance and Business Economics from The University of Chicago Graduate School of Business.

We determined that Mr. Gordon’s extensive public company experience, directorship experience with similar companies, and extensive experience in the financial services and payments industries qualifies him to serve as a director on the Board of Directors.

Jeffrey Hack.  Mr. Hack has served as our Chief Executive Officer and a director since November 2018. Mr. Hack is an experienced executive who has spent his career building successful technology-centric financial services businesses. He brought his passion for leveraging innovative technology to deliver a world-class partner and customer experience to us when he joined as CEO. Under his leadership the rebranded company, which brought more than 20 years of tenured customers, quickly accelerated its technology and product roadmaps, enhanced its client implementation scale, integrated its First Billing, Stewardship and The Payment Group acquisitions, and expanded its sales and go to market strategy with a focus on serving software providers with flexible and custom integrated payment solutions.

From February 2017 to October 2018, Mr. Hack was an advisor and investor in financial technology and data/analytics companies. From June 2017 to October 2018, Mr. Hack was a Board Member of Boost Payment Solutions, a global provider of B2B payment technologies. From September 2013 to January 2017, Mr. Hack was an Executive Vice President and Management Committee Member at First Data Corporation, a global provider of payments technology and the largest US merchant processor. Mr. Hack was an integral part of the leadership team that transformed First Data, leading to a successful IPO. During his tenure, he held various leadership roles at the firm, including serving as Chief Operating Officer of Global Business Solutions, First Data’s largest division. At First Data, Mr. Hack led the commercialization of integrated payments and software solutions to SMB clients, resulting in increased sales and retention.

Prior to First Data, Mr. Hack was Chief Operating Officer at Morgan Stanley Smith Barney from 2011 to 2013, where he was part of the new management team that led the successful integration of Smith Barney into Morgan Stanley following its acquisition from Citigroup. Prior to joining Morgan Stanley, Mr. Hack spent seven years at J.P. Morgan Chase in a variety of leadership roles as Executive Vice President and Managing Director. Among his responsibilities were leading Corporate Strategy and serving as Chief Operating Officer of J.P. Morgan’s Treasury and Securities Services businesses.

Earlier in his career, Mr. Hack spent 10 years at Smith Barney in leadership positions in product management, strategy, and finance. He served as Smith Barney’s Chief Operating Officer and Chief Financial Officer from 2000 to 2004. He previously worked at McKinsey & Company as Engagement Manager advising major financial services companies from 1991 to 1994. Mr. Hack received his MBA from Harvard Business School and a Bachelor of Science degree in Economics from The Wharton School at the University of Pennsylvania.

Christine Larsen.  Ms. Larsen has been our director since the closing of the Business Combination. Ms. Larsen served as Chief Operations Officer of First Data Corp. (NYSE: FDC, now NASDAQ: FISV) from 2013 to 2018. Prior to joining First Data Corp, Ms. Larsen held various senior operating and technology roles at JPMorgan Chase & Co. (NYSE: JPM) from 2005 to 2013, most recently as an Executive Vice President responsible for firm-wide process improvement and enterprise program management, with a focus on control and integration efforts. Prior to joining JPMorgan in 2005, Ms. Larsen spent eleven years at CITI (NYSE: C) and ten years at Andersen Consulting (now Accenture NYSE: ACN). Ms. Larsen has served as a director for the Canadian Imperial Bank Commerce (NYSE: CM) since April 2016. Ms. Larsen has a Master’s in Library Science from Syracuse University as a University Fellow and a Bachelor of Arts degree with high honors from Cornell College.

We determined that Ms. Larsen’s extensive experience in technology roles and in the financial services and payments industries qualifies her to serve as a director on the Board of Directors.

KJ McConnell.  Mr. McConnell has been our director since the closing of the Business Combination. Mr. McConnell joined GTCR in 2014 and is currently a Principal with the firm. Prior to joining GTCR, Mr. McConnell worked as an Associate at TPG Capital and as an Analyst in the Financial Institutions group at Goldman Sachs. He holds an MBA from Harvard Business School, where he was a Baker Scholar, and a bachelor’s degree in finance with highest honors from the Indiana University Kelley School of Business.

We determined that Mr. McConnell’s directorship experience with similar companies and extensive experience in the financial services, technology and payments industries qualifies him to serve as a director on the Board of Directors.

Collin E. Roche.  Mr. Roche has been our director since the closing of the Business Combination. Mr. Roche has been with GTCR since 1996 and currently serves as a Managing Director of the firm. Prior to joining GTCR, Mr. Roche was an Associate at EVEREN Securities in Chicago and an Analyst with Goldman, Sachs & Company in New York. He holds an MBA from Harvard Business School, where he was a Baker Scholar and Henry Ford II Scholar, and a bachelor’s degree in political economy with honors from Williams College.

Mr. Roche is head of the Financial Services & Technology group at GTCR. Mr. Roche was previously a director of GTCR public company investments including PrivateBancorp, Syniverse, Transaction Network Services and VeriFone.

We determined that Mr. Roche’s extensive public company experience, directorship experience with similar companies, and extensive experience in the financial services, technology and payments industries qualifies him to serve as a director on the Board of Directors.

Controlled Company; Independence Status

Prior to November 16, 2020, GTCR, together with certain Fintech stockholders, controlled more than 50% of the combined voting power of our common stock, and had the right to designate a majority of the members of our Board for nomination for election. As a result, we were a “controlled company” under the listing standards of Nasdaq. As a controlled company, we could elect not to comply with certain corporate governance requirements, including the requirements:

●	that a majority of our Board consists of “independent directors,” as defined under the NASDAQ rules;

●	that we have a corporate governance and nominating committee that is composed entirely of independent directors; and

●	that we have a compensation committee that is composed entirely of independent directors.

We were and are still required to comply with the independence requirements for our audit committee and all of the members of our Audit & Risk Committee are independent members.

As of November 16, 2020, we ceased to be a controlled company and are now required to comply with all of Nasdaq’s corporate governance requirements on the following phase-in schedule: our Compensation Committee and our Corporate Governance and Nominating Committee must each be composed of at least three members, one of whom was independent upon ceasing to be a “controlled company,” a majority of whom will be independent within 90 days of ceasing to be a “controlled company,” and each of whom will be independent within one year of ceasing to be a “controlled company.” Additionally, we have 12 months from ceasing to be a “controlled company” to have a majority of independent directors on our Board.

Our Board has determined that all of our non-employee directors meet the requirements to be independent directors under Nasdaq listing standards. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances that our Board deemed relevant in determining independence, including beneficial ownership of our common stock, and the transactions involving them described in the section entitled “Certain Relationships and Related Transactions.”

In addition, our Board has determined that each member of our Audit & Risk Committee, Compensation Committee and Nominating Committee are independent and that Audit & Risk Committee members as well as Compensation Committee members satisfy independence criteria set forth in Rule 10A-3 and Rule 10C-1, respectively, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

As a result of the above mentioned determinations, we currently comply with all independence requirements under Nasdaq listing standards.

Board Meetings and Committees

We became a public company upon the closing of the Business Combination in October 2020. For the year ended December 31, 2020, our Board held two regular meetings. Our Audit & Risk Committee, our Compensation Committee and our Nominating and Corporate Governance Committee were each formed in connection with the closing of the Business Combination and therefore, during 2020, the Audit & Risk Committee held two regular meetings and the other committees did not hold meetings. Directors are expected to attend the annual meeting of shareholders and all or substantially all of the Board meetings and meetings of committees on which they serve. In 2020, each director attended at least 75% of the meetings of the Board during such director’s tenure and the total number of meetings held by any of the committees of the Board on which the director served.

Our Board has an Audit & Risk Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The composition, duties and responsibilities of these committees are as set forth below. In the future, our Board may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Board Member	Audit & Risk Committee	Compensation Committee	Nominating and Corporate Governance Committee
Oni Chukwu	X	X	X
Aaron Cohen (Chair)		X
Michael J. Gordon		X	X (Chair)
Jeffrey Hack
Christine Larsen	X	X (Chair)
KJ McConnell			X
Collin Roche
Ana May Trala			X
Stuart Yarbrough	X (Chair)

Audit & Risk Committee

The Audit & Risk Committee is responsible for, among other matters:

1.	appointing, approving the compensation of, and assessing the qualifications, performance and independence of our independent registered public accounting firm;

2.	pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

3.	reviewing our policies on risk assessment and risk management;

4.	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

5.	reviewing the adequacy of our internal control over financial reporting;

6.	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

7.	recommending, based upon the Audit & Risk Committee’s review and discussions with management and the independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;

8.	monitoring our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

9.	preparing the Audit & Risk Committee report required by the rules of the SEC to be included in our annual proxy statement;

10.	reviewing all related party transactions for potential conflict of interest situations and approving all such transactions; and

11.	reviewing and discussing with management and our independent registered public accounting firm our earnings releases and scripts.

Our Board has affirmatively determined that Ms. Larsen and Mr. Yarbrough, as well as Mr. Chukwu, who became a member of the committee on April 13, 2021, meet the definition of “independent director” for purposes of serving on an audit committee under Rule 10A-3 of the Exchange Act and the applicable Nasdaq listing standards. In addition, our Board has determined that Mr. Yarbrough qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K. The written charter for our Audit & Risk Committee is available at our corporate website at https://investors.paya.com. Our website is not part of this notice and proxy statement.

Compensation Committee

The Compensation Committee is responsible for, among other matters:

1.	annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;

2.	evaluating the performance of our chief executive officer in light of such corporate goals and objectives and determining and approving the compensation of our chief executive officer;

3.	reviewing and approving the compensation of our other executive officers;

4.	appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other advisor retained by the compensation committee;

5.	conducting the independence assessment outlined in Nasdaq rules with respect to any compensation consultant, legal counsel or other advisor retained by the compensation committee;

6.	annually reviewing and reassessing the adequacy of the committee charter in its compliance with the listing requirements of the Nasdaq;

7.	reviewing and establishing our overall management compensation, philosophy and policy;

8.	overseeing and administering our compensation and similar plans;

9.	reviewing and making recommendations to our Board with respect to director compensation; and

10.	reviewing and discussing with management the compensation discussion and analysis to be included in our annual proxy statement or Annual Report on Form 10-K.

Our Board has affirmatively determined that Ms. Larsen and Messrs. Cohen and Gordon, as well as Mr. Chukwu, who became a member of the committee on April 13, 2021, meet the definition of “independent director” for purposes of serving on a compensation committee under Rule 10C-1 of the Exchange Act and the applicable Nasdaq listing standards. The written charter for our Compensation Committee is available at our corporate website at https://investors.paya.com. Our website is not part of this notice and proxy statement.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for, among other matters:

1.	developing and recommending to our Board criteria for board and committee membership;

2.	subject to the rights of GTCR under the Director Nomination Agreement, identifying and recommending to our Board the persons to be nominated for election as directors and to each of our Board’s committees;

3.	developing and recommending to our Board best practices and corporate governance principles;

4.	developing and recommending to our Board a set of corporate governance guidelines; and

5.	reviewing and recommending to our Board the functions, duties and compositions of the committees of our Board.

The Board has adopted a written charter for the Nominating and Corporate Governance Committee, which is available on our corporate website at https://investors.paya.com. Our website is not part of this notice and proxy statement.

Board Leadership Structure

The following section describes our Board leadership structure, the reasons our Board considers that this structure is appropriate at this time, the roles of various positions, and related key governance practices. Our Board believes that the mix of experienced independent, GTCR-affiliated and management directors that make up our Board, our Board committee composition and the separation of the roles of Chair and Chief Executive Officer benefit the Company and its shareholders.

Independence

Our Board has an effective mix of independent and management directors. Our Board includes our Chief Executive Officer and eight independent directors.

Chair and Chief Executive Officer

With respect to the roles of Chair and Chief Executive Officer, the Corporate Governance Guidelines provide that the roles may be separated or combined, and the Board will exercise its discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances. Currently, the roles of Chair and Chief Executive Officer are separated, with Mr. Cohen acting as Chair and Mr. Hack, as Chief Executive Officer. The Board believes that separating the roles of Chair and Chief Executive Officer at this time is the most effective leadership structure because it allows Mr. Hack to focus on the management of the Company and day-to-day operations as it continues to establish itself as a public company and allows Mr. Cohen to leverage his strong background to provide strategic guidance and effective oversight of management.

The Corporate Governance Guidelines provide that at times when the Board has not elected a Chair or the offices of Chair and Chief Executive Officer are combined, it would be beneficial to the Company to designate one of the directors as a lead director, and that such designation will be reviewed by the Board from time to time. Given the current separation of the roles of Chair and Chief Executive Officer at this time, the Board has not appointed a lead director.

Self-Evaluation

Our Nominating and Corporate Governance Committee was established at the time of the Business Combination in October 2020. Going forward, our Nominating and Corporate Governance Committee will conduct an annual performance evaluation to determine whether the Board, its committees, and the directors are functioning effectively. We expect that this will include survey materials as well as individual conversations between each director and the Chairman. The evaluation will focus on the Board’s and the committees’ contributions to the Company, with an enhanced focus on areas in which the Board or management believes that the Board could improve.

As part of the annual Board self-evaluation, the Board will evaluate whether the current leadership structure continues to be appropriate for the Company and its shareholders. Our Corporate Governance Guidelines provide the flexibility for our Board to modify our leadership structure in the future as appropriate.

Management Succession

The Compensation Committee reviews and approves corporate goals and objectives relevant to Chief Executive Officer compensation and evaluates the Chief Executive Officer’s performance in light of these goals and objectives. The Compensation Committee recommends to the Board the Chief Executive Officer’s compensation level or changes to such level based on the evaluation of the Chief Executive Officer’s performance and any other factors the Committee deems relevant. The Nominating and Corporate Governance Committee makes a report to the Board on succession planning at least once a year. The entire Board works with the Nominating and Corporate Governance Committee to evaluate potential successors to the Chief Executive Officer and other officers. The Chief Executive Officer or other officer should make available his or her recommendations and evaluations of potential successors, along with a review of any development plans recommended for such individuals.

Hedging Transactions

Pursuant to our Insider Trading Policy, we prohibit our employees, directors and officers from engaging in hedging transactions, including the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Additionally, directors, officers and other employees are prohibited from holding our securities in a margin account or otherwise pledging our securities as collateral for a loan.

Risk Oversight

Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, to improve long-term organizational performance, and to enhance shareholder value. A fundamental part of risk management is not only understanding the most significant risks a company faces and what steps management is taking to manage those risks but also understanding what level of risk is appropriate for a given company. The involvement of our full Board in reviewing our business is an integral aspect of its assessment of the Company’s risk profile and also its determination of what constitutes an appropriate level of risk.

While our full Board has overall responsibility for risk oversight, it has delegated primary oversight of certain risks to its committees. Our Audit & Risk Committee monitors our major financial and security risk exposures, and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. In particular, our Audit & Risk Committee is committed to the prevention, timely detection, and mitigation of the effects of cybersecurity threats or incidents to the Company. Our Audit & Risk Committee also monitors compliance with legal and regulatory requirements and management provides our Audit & Risk Committee periodic reports on our compliance programs. The Audit & Risk Committee is responsible for overseeing the Company’s Enterprise Risk Management program, including annually reviewing and updating the Enterprise Risk Management Policies and Procedures. Our Compensation Committee oversees the design and implementation of our compensation policies and programs and monitors the incentives created by these policies and programs to determine whether they encourage excessive risk-taking. Our Compensation Committee also assesses the relationship between risk management policies and practices and compensation, and evaluates compensation policies and practices that could mitigate any such risk. Our Nominating and Corporate Governance Committee oversees our major corporate governance risks.

In connection with its reviews of the operations of our business, our full Board addresses the primary risks associated with our business, such as strategic planning. Our Board appreciates the evolving nature of our business and industry and is actively involved with monitoring new threats and risks as they emerge. Further, our Board has been closely monitoring the evolution of the COVID-19 pandemic, its effects on our business, and risk mitigation strategies.

We are committed to ensuring our Board and its committees are consistently updated on threats to our business and receive consistent updates on risk mitigation processes. At periodic meetings of our Board and its committees, management reports to and seeks guidance from our Board and its committees with respect to the most significant risks that could affect our business, such as legal risks, cybersecurity and privacy risks, and financial, tax and audit related risks.

Code of Ethics

We have adopted a Code of Ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Our Code of Ethics is available on our website at https://investors.paya.com. We intend to disclose any amendments to the Code, or any waivers of its requirements, on our website.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past fiscal year has served, as a member of the Board or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Communications by Shareholders and Other Interested Parties with the Board

Shareholders and other interested parties may contact an individual director, the Board as a group, or a specified Board committee or group, including the non-management or non-GTCR directors as a group, by sending regular mail to:

Paya Holdings Inc.

303 Perimeter Center N, Suite 600
Atlanta, GA 30346
Telephone: (800) 261-0240

Attention: Board of Directors

c/o General Counsel and Secretary

Each communication should specify which director or directors the communication is addressed to, as well as the general topic of the communication. The Company will receive the communications and process them before forwarding them to the addressee. The Company may also refer communications to other departments within the Company. The Company generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information regarding the Company.

EXECUTIVE OFFICERS

Below is a list of the names, ages, positions, and a brief account of the business experience of the individuals who serve as executive officers of the Company as of April 1, 2021:

Name	Age	Position
Jeffrey Hack	56	Chief Executive Officer
Glenn Renzulli	42	Chief Financial Officer
Benjamin Weiner	31	Chief Strategy Officer
Mark Engels	49	Chief Revenue Officer
Darrell Winfield	57	Chief Information Officer
Christina Scappa	51	Senior Vice President and Head of Advanced Client Solutions and Operations
Andrea Kando	43	Head of Product, Marketing and Communications
Melinda Doster	53	General Counsel, Secretary and Head of Human Resources

Jeffrey Hack is our Chief Executive Officer. His biography can be found above under “Board of Directors and Corporate Governance—Continuing Directors.”

Glenn Renzulli. Mr. Renzulli has served as our Chief Financial Officer since January 2019. Mr. Renzulli has experience in scaling and expediting growth in software and service businesses. As Paya’s Chief Financial Officer, he leads financial reporting, analysis, accounting, risk, and underwriting functions. Mr. Renzulli has decades of experience managing all aspects of finance teams, including financial planning and analysis, cash management, corporate development, and investor and lender relations. Prior to joining the Company, Mr. Renzulli served as CFO of Opus Global, a compliance and risk management SaaS company and GTCR portfolio company, from June 2017 to January 2019. From May 2016 to June 2017, he was Chief Financial Officer for PeopleAdmin, a talent management SaaS provider serving the Education and Government sectors. From October 2015 to May 2016, he was the Chief Financial Officer of TeacherMatch, a human capital SaaS provider which was purchased by PeopleAdmin. Prior to those roles, he was the Chief Financial Officer of TCS Education System. He holds a Bachelor of Science degree in Finance from Fairfield University and is a graduate of GE’s Financial Management Program (FMP).

Benjamin Weiner. Mr. Weiner has served as our Chief Strategy Officer since November 2020 and has previously held various other management positions at the Company since August 2017. Mr. Weiner focuses on developing our core organic and inorganic strategies, leveraging industry and vertical expertise. As Chief Strategy Officer, Mr. Weiner leads several of our core business units, sales operations, firm-wide pricing, and facilitates our expansion of solutions into new and existing markets. Ben previously worked at GTCR evaluating investment opportunities across the payments space. He holds a Bachelor of Business Administration degree from the Ross School of Business at the University of Michigan.

Mark Engels. Mr. Engels has served as our Chief Revenue Officer since June 2019 and has more than 20 years of experience building world class sales organizations. As Chief Revenue Officer, Mr. Engels has transformed the sales and client management organizations, developing a structured and solution focused approach to deliver portfolio growth. From June 2016 to May 2019, Mr. Engels led vertical diversification and expansion into Europe and Asia Pacific for PayPal’s Hyperwallet, a global payout platform. From August 2011 to February 2016, Mr. Engels served as Executive Vice President of Business and Channel Development at SecureNet, a multi-channel payments company now part of Worldpay. Mr. Engels has also held various senior leadership roles at other leading financial technology companies. He holds both a bachelor’s degree in Managerial Economics from the University of California, Davis and an MBA from the University of Texas at Austin.

Darrell Winfield. Mr. Winfield has served as our Chief Information Officer since January 2018 and was previously the Chief Information Officer as Sage Payment Solutions. Mr. Winfield builds high performing technology teams which deliver innovative financial technology solutions. As our Chief Information Officer, Mr. Winfield leads our software development, infrastructure, and cyber security functions. He has decades of experience in the financial technology industry, leading large-scale IT transformation across companies such as Vantiv, Global Payments, and InComm. Prior to joining the Company, Mr. Winfield founded Collective 937 Consulting, a financial technology software delivery life cycle consulting and services provider. From March 2016 to May 2017, Mr. Winfield was the Executive Director of Client Services at Lusis Payments, a software and services provider to the global retail payments industry. Prior to his financial technology roles, Mr. Winfield served as an Assistant Program Manager and Science Mission Director for the National Aeronautics and Space Administration. Mr. Winfield is a decorated flight combat veteran and previously served as a flight research officer in the US Air Force and a Major in the California Air National Guard. He holds a Bachelor of Science degree in Mechanical Engineering from Virginia Military Institute and an MBA from Embry-Riddle Aeronautical University.

Christina Scappa. Ms. Scappa has served as a Senior Vice President and the Head of Advanced Client Solutions and Operations since August 2017 and has been an operational leader at the Company, and previously Sage Payment Solutions, for more than 20 years. At Sage Payment Solutions, Ms. Scappa served as Senior Vice President, Operations from 2006 through August 2017. Ms. Scappa has deep knowledge of our partners and integrations, delivering high quality and efficient operational teams. Ms. Scappa manages all operational and service aspects of our portfolio, including implementations, technical support, partner support, client and partner on-boarding, retention, and training. Ms. Scappa is the most tenured member of the leadership team, with years of experience serving our customers, and building the teams critical to ensuring partner success. She holds a Bachelor of Science degree from George Mason University.

Andrea Kando. Ms. Kando has served as our Head of Product, Marketing, and Communications at the Company since May 2019. She builds exceptional end to end partner and client experiences to bring differentiated solutions to market. Ms. Kando manages our solutions portfolio, oversees the company’s marketing assets, and champions client and employee engagement. Prior to joining the Company, she spent fourteen years at First Data Corporation, most recently as Vice President of Commercialization and Client Experience from May 2015 to May 2019. Ms. Kando’s experience includes progressive leadership roles within product, customer service, operations, and strategic program management within First Data, Toysrus.com and Airborne Express (now DHL). She holds a Bachelor of Science from Marymount College at Fordham University.

Melinda Doster. Ms. Doster has served as our General Counsel and Head of Human Resources since December 2020. Ms. Doster has broad expertise in payments and financial services, a commercial mindset and a track-record of building high-performing teams through talent management and professional development. Before joining Paya, Ms. Doster was Chief Counsel of Elavon and Deputy General Counsel of Payment Services at U.S. Bank during her over 20 years with the company. Ms. Doster started her career as a litigator with Long Aldridge & Norman (now Dentons) following a clerkship with the United States District Court for the Northern District of Georgia. Ms. Doster holds a Juris Doctor from Vanderbilt University School of Law and a Bachelor of Arts degree from Duke University.

EXECUTIVE AND DIRECTOR COMPENSATION

The following section provides compensation information pursuant to the scaled disclosure rules applicable to “emerging growth companies” under the rules of the SEC and may contain statements regarding future individual and company performance targets and goals. These targets and goals should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

We are currently considered an “emerging growth company” within the meaning of the Securities Act of 1933 (the “Securities Act”), for purposes of the SEC’s executive compensation disclosure rules. Accordingly, we are required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year-End Table, as well as limited narrative disclosures regarding executive compensation for our last completed fiscal year.

 Overview

This section discusses the material components of the executive compensation program for our Chief Executive Officer and our two most highly compensated officers other than our current Chief Executive Officer (collectively, our “Named Executive Officers”). For the year ended December 31, 2020, our Named Executive Officers and their positions were as follows:

●	Jeffrey Hack, Chief Executive Officer and Director;

●	Glenn Renzulli, Chief Financial Officer; and

●	Benjamin Weiner, Chief Strategy Officer.

Historically, the compensation of our Named Executive Officers has consisted of a base salary, an annual bonus, equity compensation in Ultra in the form of Class C Units (referred to herein as “Incentive Units”), and health and welfare benefits. As described below, our Named Executive Officers are also eligible to receive certain payments and benefits upon a termination of employment under certain circumstances in accordance with the terms of their employment agreements and the award agreements associated with their Incentive Units.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt in the future may differ materially from the currently anticipated programs summarized in this discussion.

Summary Compensation Table

The following table summarizes the compensation paid to, awarded to, or earned by the Named Executive Officers for our last two most recently completed fiscal years.

Name and Principal Position	Year(1)	Salary	Bonus			Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total
Jeffrey Hack,	2020	$500,000		—		—	$275,000	$11,097	$786,097
Chief Executive Officer	2019	$500,000		—		—	$500,000	$12,873	$1,012,873
Glenn Renzulli,	2020	$350,000		—		—	$200,000	$9,753	$559,753
Chief Financial Officer	2019	$338,951		$65,000		$1,024,468	$210,000	$9,500	$1,647,919
Benjamin Weiner,	2020	$275,401	$	1,500,000	(2)	—	$93,000	$9,751	$1,878,152
Chief Strategy Officer

(1)	Mr. Weiner was not a Named Executive Officer during the 2019 fiscal year; as such, only his compensation for the 2020 fiscal year is reported.

(2)	Amount represents a transaction bonus paid to Mr. Weiner in connection with the closing of the Business Combination pursuant to his employment agreement.

(3)	Amounts reported reflect the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of the Incentive Units. The Incentive Units represent membership interests in Ultra that are intended to constitute “profits interests” for federal income tax purposes. Despite the fact that the Incentive Units do not require the payment of an exercise price, they are most similar economically to stock options. Accordingly, they are classified as “options” under the definition provided in Item 402(a)(6)(i) of Regulation S-K as an instrument with an “option-like feature.” The assumptions used in calculating the grant date fair value of the Incentive Units reported in this column are set forth in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020. For more information on the Incentive Units, see the “Outstanding Equity Awards at 2019 Fiscal Year-End” table and —“Equity Incentives” below.

(4)	Amounts with respect to the 2020 Fiscal Year represent the annual bonus earned by each of our Named Executive Officers pursuant to their respective employment agreements based on the achievement of the applicable performance conditions. These amounts have been determined by the Compensation Committee and were paid prior to March 31, 2021. See “—Employment Agreements” below.

(5)	Amounts represent the amount of matching contributions under our 401(k) plan. See “—401(k) Plan” below.

Narrative Disclosure to Summary Compensation Table

Employment Agreements

Each of our Named Executive Officers has entered into an employment agreement with Paya, Inc., our direct subsidiary.

Base Salary

Each employment agreement provides for the payment of an annualized base salary. For 2020, annualized base salary amounts for our Named Executive Officers were as follows: $500,000 for Mr. Hack, $350,000 for Mr. Renzulli and $280,000 for Mr. Weiner.

Annual Bonuses

Pursuant to the employment agreements, each Named Executive Officer is also eligible for an annual bonus based on achievement of performance objectives established by the Board. The annual target bonus amount set forth in each Named Executive Officer’s employment agreement is as follows: 100% of annual base salary for Mr. Hack and 60% of annual base salary for Messrs. Renzulli and Weiner. Mr. Weiner also received a one-time $1,500,000 transaction bonus in connection with the consummation of the Business Combination pursuant to his employment agreement.

Although we do not have a formal annual bonus plan in place, the Board generally sets performance targets within the first three months of each fiscal year and communicates these targets to our Named Executive Officers. For 2020, the performance targets were based on a combination of Revenue, adjusted EBITDA and individual performance goals. Due largely to the negative impact of the COVID-19 pandemic on Company performance, the 2020 bonuses were paid below target levels as follows: 55% of target for Mr. Hack, 95% of target for Mr. Renzulli and 55% of target for Mr. Weiner. See “—Summary Compensation Table” above for each Named Executive Officer’s 2020 annual bonus earned in fiscal 2020.

401(k) Plan

We maintain a tax-qualified retirement plan that provides all full-time employees with an opportunity to save for retirement on a tax-advantaged basis. Under our 401(k) plan, participants may elect to defer a portion of their compensation on a pre-tax basis and have it contributed to the plan subject to applicable annual limits under the Internal Revenue Code. Employee elective deferrals are 100% vested at all times. The 401(k) Plan requires the Company to make matching contributions equal to 50% of a participant’s elective deferrals each year, up to 7% of compensation contributed by the participant to the 401(k) Plan, subject to applicable limits under the Internal Revenue Code and 401(k) Plan. These matching contributions are immediately 100% vested. We may also make discretionary contributions to the 401(k) Plan.

Outstanding Equity Awards at Fiscal Year End

The following reflects information regarding outstanding equity-based awards held by our Named Executive Officers as of December 31, 2020. Please see “Incentive Units” below for additional information regarding these awards.

	Option Awards(1)
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price(5)	Option Expiration Date(5)
Jeffrey Hack	6,499,628	9,749,443	(2)	N/A	N/A
Glenn Renzulli	1,881,917	2,822,875	(3)	N/A	N/A
Benjamin Weiner	848,028	366,488	(4)	N/A	N/A

(1)	The equity awards held by our Named Executive Officers are Incentive Units, which are intended to be profits interests for federal income tax purposes. For more information on the Incentive Units, see “—Incentive Units,” below. Despite the fact that the Incentive Units do not require the payment of an exercise price or have an option expiration date, we believe they are economically similar to stock options and, as such, they are reported in this table as “Option” awards. Awards reflected as “Unexercisable” are Incentive Units that have not yet vested. Awards reflected as “Exercisable” are Incentive Units that have vested, but remain outstanding.

(2)	One-third of these Incentive Units will vest on each of November 12, 2021, November 12, 2022 and November 12, 2023, in each case, so long as Mr. Hack remains continuously employed by the Company through the applicable vesting date.

(3)	One-third of these Incentive Units will vest on each of January 14, 2022, January 14, 2023 and January 14, 2024, in each case, so long as Mr. Renzulli remains continuously employed by the Company through the applicable vesting date.

(4)	50% of these Incentive Units will vest on each of August 1, 2021 and August 1, 2022, in each case, so long as Mr. Weiner remains continuously employed by the Company through the applicable vesting date.

(5)	These awards are not traditional options, and therefore, there is no exercise price or expiration date associated with them.

Incentive Units

Pursuant to Limited Liability Company Agreement of Ultra (the “Ultra LLC Agreement”), Ultra may, subject to approval of its board of managers (the “Board of Managers”), issue Incentive Ultra to any employee, officer, director, consultant or other service provider of Ultra or any of its subsidiaries. The Incentive Units are intended to constitute “profits interests” within the meaning of Revenue Procedures 93-27 and 2001-43. As profits interests, the Incentive Units have no value for tax purposes on the date of grant, but instead are designed to gain value only after holders of certain other classes of equity in Ultra have received a certain level of returns. Subject to adjustment pursuant to the terms of the Ultra LLC Agreement, 50,000,000 Incentive Units are authorized for issuance under the Ultra LLC Agreement, and as December 31, 2020, there were 42,881,437 Incentive Units outstanding. See the “Outstanding Equity Awards” table for additional details on the Incentive Units granted to our Named Executive Officers.

Each of our Named Executive Officers was granted Incentive Units pursuant to the terms and conditions set forth in the Ultra LLC Agreement and a senior management agreement and/or award agreement with each Named Executive Officer (as applicable, referred to herein as “award agreements”). The number of Incentive Units granted to each Named Executive Officer was not determined pursuant to any formulaic equation or benchmarking to any peer groups; rather, the number of Incentive Units is determined by the Board of Managers in its sole discretion, after taking into account discussions among management team and overall retention goals. The Incentive Units held by our Named Executive Officers generally vest 20% on each of the first five anniversaries of the grant date (subject to their continued employment); however, the Incentive Units held by Messrs. Hack and Renzulli that were scheduled to vest on or prior to January 31, 2021 automatically vested on the closing of the Business Combination, to the extent that they had not vested as of such time. For information about treatment of the Incentive Units upon termination of employment, and “investor complete selldown” or a “sale of the company,” please see “Potential Payments Upon Termination or Change in Control” below.

Subject to the terms of the Ultra LLC Agreement and the award agreements, holders of vested Incentive Units are entitled to participate in distributions made by Ultra following a return of capital contributions to the holders of Class A-1 Preferred Units and Class A-2 Units and certain other preferred distribution rights, and subject to the achievement of certain “participation thresholds” (as set forth in the award agreements).

Potential Payments upon Termination or Change in Control

Severance Benefits

Each employment agreement provides for severance benefits (as described below) in the event the Named Executive Officer’s employment is terminated by the Board without “cause” or by the Named Executive Officer for “good reason” (each as defined in the employment agreements). Such severance benefits are subject to each Named Executive Officer’s execution and non-revocation of a general release of claims and continued compliance with the restrictive covenants set forth in the Named Executive Officer’s employment agreement (as further described below).

Mr. Hack’s severance benefits consist of (a) continued payment of base salary for a period of 12 months (the “severance period”); provided that we may elect to extend the severance period for an additional 12 months, and if so elected, the amount payable during the second year of the severance period will be $1,250,000 and paid within 60 days of our election to extend the severance period, (b) reimbursement of Mr. Hack’s premiums incurred for participation in Consolidated Omnibus Budget Reconciliation Act (COBRA) coverage for the applicable severance period, and (c) a pro-rated annual bonus for the fiscal year during which Mr. Hack’s termination occurs (the “termination year”), payable at the time annual bonuses are otherwise paid to senior management and calculated based on the portion of target bonuses received by the remaining senior management team members with respect to the applicable termination year.

Mr. Renzulli’s severance benefits consist of an amount equal to one year of his base salary, payable over six months.

Mr. Weiner’s severance benefits consist of an amount equal to one year of his base salary, payable over twelve months.

For purposes of Mr. Hack’s employment agreement, “good reason” generally means, subject to certain notice and cure provisions, (i) a reduction in base salary, a material reduction in employee benefits, or failure to pay an annual bonus consistent with the bonus plan adopted by the Board, (ii) any change to his title, or the assignment of duties materially inconsistent with his position, or (iii) a material breach of his employment agreement or breach of any representation set forth in his employment agreement. For purposes of Messrs. Renzulli’s and Weiner’s employment agreements, “good reason” generally means, subject to certain notice and cure provisions, (a) a reduction in base salary, target bonus, and employee benefits, or (b) a material diminution in title, or the assignment of duties materially inconsistent with the executive’s position.

For purposes of the employment agreements, “cause” generally means (i) the commission (in the case of Mr. Renzulli) or the conviction (in the case of Messrs. Hack and Weiner) of a felony or crime involving moral turpitude, or the commission of any other act or omission involving fraud, (ii) substantial and repeated failure to perform duties of the office held by the executive, (iii) gross negligence or willful misconduct, (iv) conduct by the executive which would reasonably be expected to bring the Company or its subsidiaries into substantial public disgrace or disrepute and, in the case of Mr. Renzulli, causes adverse damage the Company, (v) breach of the restrictive covenants set forth in the executive’s employment agreement, and/or (vi) failure to observe or a violation of any written policies of the Company or Paya, Inc.

The employment agreements also subject the Named Executive Officers to certain restrictive covenants, including non-competition and non-solicitation covenants and perpetual mutual non-disparagement and confidentiality covenants. The non-competition and non-solicitation covenants apply during each Named Executive Officer’s employment and for 12 months thereafter (the “post-termination restricted period”); provided that (i) if Mr. Hack’s severance period is extended to 24 months, his post-termination restricted period will be increased to 24 months and (ii) if Mr. Renzulli’s or Mr. Weiner’s employment is terminated for “good reason” or without “cause”, their post-termination restricted period will be reduced to 6 months.

Incentive Units

Pursuant to the terms of the applicable award agreements, the Incentive Units fully vest upon a “Sale of the Company” or an “Investor Complete Selldown” (as such terms are defined in the Ultra LLC Agreement), subject to the holder’s continued employed through such sale. A “Sale of the Company” is generally defined as an event, whereby any “person” or group of related “persons” (other than the investors parties to the Ultra LLC Agreement and their controlled affiliates), in the aggregate, acquire(s) (a) a majority of the Class B Units of Ultra (or successor securities thereto) then outstanding or (b) all or substantially all of Ultra’ assets determined on a consolidated basis, provided that a “public offering” (as defined in the Ultra LLC Agreement) does not constitute a “Sale of the Company.” An “Investor Complete Selldown” will occur in the event Ultra has sold all of its assets.

In the event a Named Executive Officer experiences a termination of employment, his unvested Incentive Units will be immediately forfeited without consideration; provided that if such termination is by the Named Executive Officer with “good reason,” due to death or disability, or by Ultra or an affiliate without “cause,” then an additional 20% of the Incentive Units will become vested as of the date of such termination. In addition, if a Named Executive Officer’s termination of employment is for “cause” (as defined in the Named Executive Officer’s employment agreement), all Incentive Units (whether vested or unvested) will be immediately forfeited without consideration. If a Named Executive Officer resigns without “good reason” (as defined in the Named Executive Officer’s employment agreement), his Incentive Units (whether vested or unvested) will be immediately forfeited without consideration; provided that in the event a Named Executive Officer resigns without “good reason,” the following portion of the Named Executive Officer’s vested Incentive Units will not be automatically forfeited: 50% if such resignation occurs prior to November 1, 2024, 75% if such resignation occurs on or following November 1, 2024, and 100% if such resignation occurs following November 1, 2025.

Director Compensation

Structure

The annual compensation of our non-employee and non-GTCR directors consists of annual cash fees equal to $100,000, an additional annual cash fee equal to $25,000 payable to the Chair of the Audit & Risk Committee starting in the second quarter of 2021, and an annual grant of restricted stock units with a fair market value equivalent to $50,000 payable to Mike Gordon and Christine Larsen beginning on December 31, 2021 and to Oni Chukwu beginning on June 30, 2022.

In addition, all non-employee and non-GTCR directors are also reimbursed for their reasonable expenses to attend meetings of our Board and related committees and otherwise attend to our business.

Compensation for Fiscal Year 2020

The following table provides information concerning the compensation of each director of the Board who served as member of the Board, but did not serve as an employee of the Company or was affiliated with GTCR in the 2020 fiscal year. Mr. Hack, our Chief Executive Officer and directors affiliated with GTCR do not receive compensation for service as directors. The compensation received by Mr. Hack as an employee of the Company is presented in “—Summary Compensation Table.”

For 2020, each non-employee and non-GTCR director was entitled to a quarterly fee of $22,500, and on December 22, 2020, Mr. Gordon and Ms. Larsen were each granted 25,000 restricted stock units (“RSUs”) under the Paya Holdings Inc. 2020 Omnibus Incentive Plan in connection with their appointment to the Board. The RSUs vest 20% on each of the first five anniversaries of October 16, 2020 and fully vest upon a “change in control” or upon a termination of the director’s services due to the director’s death or disability, subject to, in each case, the director’s continued provision of services through the applicable vesting date. In the event that a director’s service terminates other than due to the director’s death or disability, all then-unvested RSUs held by such director would be automatically forfeited for no consideration.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Stuart Yarbrough	$90,000	—	90,000
Michael J. Gordon	$20,652	343,250	363,902
Christine E. Larsen	$20,652	343,250	363,902

(1)	Represents total director fees paid to the directors set forth above in connection with their services on the Board. Mr. Gordon and Ms. Larsen commenced service on our Board on October 16, 2020. The amount included herein is the amount of director fees earned by them for the portion of 2020 that they served on the Board.

(2)	Amounts reported in the “Stock Awards” column reflect the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of RSUs granted under the Paya Holdings Inc. 2020 Omnibus Incentive Plan. The assumptions used in calculating the grant date fair value of the RSUs reported in this column are set forth in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Approval of Related Party Transactions

We have adopted a written policy with respect to the review, approval and ratification of related party transactions. Under the policy, our Audit & Risk Committee is responsible for reviewing and approving related party transactions. In the course of its review and approval of related party transactions, our Audit & Risk Committee considers the relevant facts and circumstances to decide whether to approve such transactions. In particular, our policy requires our Audit & Risk Committee to consider, among other factors it deems appropriate:

•	the related person’s relationship to us and interest in the transaction;

•	the material facts of the proposed transaction, including the proposed aggregate value of the transaction;

•	the impact on a director’s independence in the event the related person is a director or an immediate family member of the director;

•	the benefits to us of the proposed transaction;

•	if applicable, the availability of other sources of comparable products or services; and

•	an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

The Audit & Risk Committee may only approve those transactions that are in, or are not inconsistent with, our best interests and those of our shareholders, as the Audit & Risk Committee determines in good faith.

In addition, under our Code of Ethics our employees, directors and executive officers must seek determinations and prior authorizations or approvals of potential conflicts of interest.

Related Party Transactions

Other than compensation arrangements for our directors and named executive officers, which are described in the section entitled “Executive Compensation”, below we describe transactions during the fiscal year ended December 31, 2020 to which we were a participant or will be a participant, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

FinTech Related Person Transactions

Related Party Loans

On March 6, 2020, FinTech entered into a convertible promissory note with its Chairman of the Board and its Chief Executive Officer (the “Lenders”) pursuant to which the Lenders agreed to loan FinTech up to an aggregate principal amount of $1,500,000 (the “Promissory Note”). The Promissory Note was non-interest bearing and matured upon consummation of a business combination. Up to $1,500,000 of the Promissory Note was convertible by its terms into warrants at a price of $1.00 per warrant at the option of the Lenders, however such conversion option was waived in connection with the entry into the Sponsor Support Agreement on August 3, 2020. The Promissory Note was repaid in connection with the closing of the Business Combination.

Sponsor Registration Rights Agreement

Pursuant to a registration rights agreement entered into by FinTech on November 15, 2018 (the “Sponsor Registration Rights Agreement”), the holders of founder shares, placement units (including any securities contained therein) and the warrants that may be issued upon conversion of loans made by FinTech’s Sponsor, members of FinTech’s management team or any of their respective affiliates or other third parties, were entitled to registration rights to require FinTech (or its successor) to register the sale of any of FinTech’s securities held by such persons (in the case of the founder shares, only after conversion to FinTech Class A common stock). The Sponsor Registration Rights Agreement was terminated in connection with the consummation of the Business Combination.

Administrative Services

Commencing on November 16, 2018, FinTech paid an amount equal to $10,000 per month to FinTech Investor Holdings III, LLC, FinTech Masala Advisors, LLC, 3FIII, LLC or their affiliates for office space, utilities, secretarial support and administrative services provided to FinTech. This administrative services agreement terminated in accordance with its terms upon the consummation of the Business Combination.

Paya Related Person Transactions

Contribution from Ultra and Distribution to Ultra

The Company received a cash contribution from Ultra in the amount of $12.2 million for the year ended December 31, 2020. During the year ended December 31, 2020, Paya Holdings III, LLC, a wholly owned subsidiary of the Company, forgave an intercompany balance as a part of a settlement, resulting in a distribution of $24.9 million to Ultra.

Advisory Agreement

The Company entered into an Advisory Agreement with GTCR Management XI LP, an affiliate of Ultra, on August 1, 2017 for business consulting services. In exchange for those services the Company agreed to pay GTCR Management XI LP an annual advisory fee of $1.0 million payable in advance in quarterly installments. The Company recorded total charges of $0.75 million related to the Advisory Agreement for the year ended December 31, 2020 and no related party payable to GTCR as of December 31, 2020.

In addition, the Company reimbursed Ultra for expenses incurred as a result of GTCR’s acquisition of the Company and for services related to the Advisory Agreement. The Company did not record any charges for expenses for the year ended December 31, 2020, and did not record a related party payable to GTCR as of December 31, 2020. The Advisory Agreement was terminated on October 16, 2020 in connection with the consummation of the Business Combination.

Registration Rights Agreement

On October 16, 2020, Paya entered into a Registration Rights Agreement (the “Registration Rights Agreement”) pursuant to which Ultra and certain of the stockholders party to the Registration Rights Agreement in place prior to the Business Combination were granted registration rights with respect to Paya securities. Pursuant to the Registration Rights Agreement, the parties are entitled to have registered, in certain circumstances and subject to certain conditions set forth therein, the resale of the shares of common stock of Paya held by them. The registration rights described in this paragraph apply to (i) any shares of common stock issued in connection with the Business Combination, (ii) any warrants or any shares of common stock issued or issuable upon exercise thereof, (iii) any capital stock of Paya or its subsidiaries issued or issuable with respect to the securities referred to in clause (i) or (ii) above by way of dividend, distribution, split or combination of securities, or any recapitalization, merger, consolidation or other reorganization, and (iv) any other shares of common stock held by persons holding securities described above (the “registrable securities”). Ultra and certain other holders are entitled to request that the Company register its shares on a long-form or short-form registration statement on one or more occasions in the future, which registrations may be “shelf registrations.” In certain circumstances, Ultra will also be entitled to make demand registrations. The parties to the Registration Rights Agreement will also be entitled to participate in certain registered offerings by Paya, subject to certain limitations and restrictions. Paya will pay expenses of the parties incurred in connection with the exercise of their rights under the Registration Rights agreement.

Director Nomination Agreement

For more information on the Director Nomination Agreement that we are party to with GTCR, see “Board of Directors and Corporate Governance—Director Nomination Agreement.” Aaron D. Cohen, KJ McConnell, Collin E. Roche and Anna May Trala, four of our current directors, are employed as a Managing Director, Principal, Managing Director, and Managing Director, respectively, of GTCR.

Tax Receivable Agreement

In connection with the closing of the Business Combination, the Company entered into a Tax Receivable Agreement with Ultra, GTCR Fund XI/C LP, GTCR Ultra-Holdings II, LLC and GTCR/Ultra Blocker, Inc. GTCR Ultra-Holdings II, LLC and GTCR Fund XI/C LP are each subsidiaries of the Company. The Tax Receivable Agreement generally provides for the payment by the Company to Ultra and GTCR Fund XI/C LP, as applicable, of 85% of the net cash savings, if any, in U.S. federal, state and local income taxes that the Company actually realizes (or is deemed to realize in certain circumstances) in periods after the closing of the Business Combination as a result of: (i) certain tax attributes of GTCR Fund XI/C LP, GTCR Ultra-Holdings II, LLC and subsidiaries of GTCR Ultra-Holdings II, LLC that existed prior to the closing of the Business Combination; (ii) certain increases in the tax basis of GTCR Ultra-Holdings II, LLC assets resulting from the transactions effected at the closing of the Business Combination; (iii) imputed interest deemed to be paid by the Company as a result of payments the Company makes under the Tax Receivable Agreement; and (iv) certain increases in tax basis resulting from payments the Company makes under the Tax Receivable Agreement. No payments were made during the year ended December 31, 2020.

Indemnification of Officers and Directors

We are party to indemnification agreements with each of our officers, directors and director nominees. The indemnification agreements provide the officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under Delaware law. Additionally, we may enter into indemnification agreements with any new directors or officers that may be broader in scope than the specific indemnification provisions contained in Delaware law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our officers and directors pursuant to the foregoing agreements, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of our common stock as of April 6, 2021 for:

•	each person or group known to us who beneficially owns more than 5% of our common stock;

•	each of our directors;

•	each of our Named Executive Officers; and

•	all of our directors and executive officers as a group.

The numbers of shares of common stock beneficially owned and percentages of beneficial ownership are based on 126,697,492 shares of common stock outstanding as of April 6, 2021.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common stock subject to options or restricted stock units (“RSUs”) that are currently exercisable or exercisable or will vest within 60 days of April 6, 2021 are deemed to be outstanding and beneficially owned by the person holding the options or RSUs. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each shareholder identified in the table possesses sole voting and investment power over all common stock shown as beneficially owned by the shareholder.

Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Paya Holdings Inc., 303 Perimeter Center North Suite 600 Atlanta, Georgia 30346.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Outstanding
5% Stockholders
GTCR-Ultra Holdings, LLC(1)	45,234,022	35.7%
Capital Research Global Investors(2)	6,867,000	5.4%
Entities affiliated with Point72 Asset Management L.P.(3)	6,459,793	5.1%
Named Executive Officers and Directors
Jeffrey Hack	—	—
Glenn Renzulli	—	—
Ben Weiner	—	—
Oni Chukwu	—	—
Aaron D. Cohen	—	—
Michael Gordon	—	—
Christine Larsen	—	—
KJ McConnell	—	—
Collin E. Roche	—	—
Anna May Trala	—	—
Stuart Yarbrough	—	—
All Directors and Executive Officers as a Group (16 individuals)	—	—

(1)	Consists of shares held directly by Ultra. In addition, the Company is obligated to issue to Ultra 14,000,000 additional shares of common stock to be issued in 7,000,000 share increments, when the Company’s stock price reaches $15.00 and $17.50 per share, respectively, as calculated in accordance with the merger agreement entered into for the acquisition of the Company by FinTech. If all 14,000,000 additional shares are issued, Ultra would beneficially own 59,234,022 shares, or 46.8% of the Company’s outstanding shares of common stock. Voting and dispositive power with respect to the shares of common stock held by Ultra is exercised by GTCR Investment XI LLC. Decisions of GTCR Investment XI LLC are made by a vote of a majority of its directors, and, as a result, no single person has voting or dispositive authority over such securities. Messrs. David A. Donnini, Collin E. Roche, Craig A. Bondy, Constantine S. Mihas, Mark M. Anderson, Aaron D. Cohen, Sean L. Cunningham, and Benjamin J. Daverman are each managing directors of GTCR LLC, which provides management services to GTCR Investment XI LLC and each disclaims beneficial ownership of the securities controlled by such entity, except to the extent of his pecuniary interest in such securities. The business address of each of the foregoing entities and persons is c/o GTCR Management XI LLC, 300 North LaSalle Street, Suite 5600, Chicago, Illinois 60654, and telephone number is (312) 382-2200.

(2)	As reported in the Schedule 13G filed on February 16, 2021, Capital Research Global Investors (“CRGI”) has sole power to vote and to dispose of 6,867,000 shares. CRGI is a division of Capital Research and Management Company (“CRMC”), as well as its investment management subsidiaries and affiliates Capital Bank and Trust Company, Capital International, Inc., Capital International Limited, Capital International Sarl and Capital International K.K. (together with CRMC, the “investment management entities”). CRGI’s divisions of each of the investment management entities collectively provide investment management services under the name “Capital Research Global Investors.” The principal business address of CRGI is 333 South Hope Street, 55th Floor, Los Angeles, California 90071.

(3)	As reported in the Schedule 13G filed on March 2, 2021, represents (i) 6,326,000 shares over which Point72 Asset Management, L.P. (“Point72 Asset Management”), Point72 Capital Advisors, Inc. (“Point72 Capital Advisors Inc.”), and Steven A. Cohen have shared voting and dispositive power, and (ii) 133,793 over which Cubist Systematic Strategies, LLC (“Cubist Systematic Strategies”) and Mr. Cohen have shared voting and dispositive power. Pursuant to an investment management agreement, Point72 Asset Management maintains investment and voting power with respect to the securities held by certain investment funds it manages. Point72 Capital Advisors Inc. is the general partner of Point72 Asset Management. Pursuant to an investment management agreement, Cubist Systematic Strategies maintains investment and voting power with respect to the securities held by certain investment funds it manages. Mr. Cohen controls each of Point72 Asset Management, Point72 Capital Advisors Inc. and Cubist Systematic Strategies. The principal business address of Point72 Asset Management, Point72 Capital Advisors Inc., and Mr. Cohen is 72 Cummings Point Road, Stamford, Connecticut 06902. The principal business address of Cubist Systematic Strategies is 55 Hudson Yards, New York, New York 10001.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires directors, executive officers and persons who beneficially own more than 10% of our common stock to file certain reports with the SEC concerning their beneficial ownership of our common stock. Based solely on our review of the Section 16(a) reports filed electronically with the SEC and our knowledge of certain transactions with directors and executive officers, we believe that all reporting persons were in compliance with all Section 16(a) filing requirements with respect to the year ended December 31, 2020, except that due to administrative error of the Company, a Form 3 and a Form 4 for Ms. Larsen, and Form 4s for Messrs. Gordon and Bell, were inadvertently filed after their due date. In addition, based solely on our review of the Section 16(a) reports filed electronically with the SEC, a Form 3 for a member of a group including certain Fintech stockholders, which was deemed to beneficially own more than 10% of our common stock prior to our ceasing to be a controlled company, was inadvertently filed after its due date.

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit & Risk Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2021. Services provided to the Company and its subsidiaries by Ernst & Young LLP for the year ended December 31, 2020 are described below and under “Audit & Risk Committee Report.”

Fees and Services

The following table summarizes the aggregate fees for professional audit services and other services rendered by Ernst & Young LLP for the years ended December 31, 2020 and 2019:

	2020	2019
Audit Fees(1)	$2,073,000	$403,000
Audit-Related Fees	$—	$—
Tax Fees	$—	$—
All Other Fees(2)	$163,000	$98,000
Total	$2,236,000	$501,000

(1)	Consist of fees for the audit and other procedures in connection with the Annual Report on Form 10-K for the year ended December 31, 2020, the audit of our financial statements for the year ended December 31, 2019, and certain procedures conducted in connection with the Business Combination.

(2)	Consist of fees related to due diligence on various projects and for 2019 include certain agreed-upon procedures.

In considering the nature of the services provided by the independent auditor, the Audit & Risk Committee determined that such services are compatible with the provision of independent audit services. The Audit & Risk Committee discussed these services with the independent auditor and the Company’s management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

The Audit & Risk Committee has adopted a policy that requires advance approval of all audit services as well as non-audit services to the extent required by the Exchange Act and the Sarbanes-Oxley Act of 2002. Unless the specific service has been previously pre-approved with respect to that year, the Audit & Risk Committee must approve the permitted service before the independent auditor is engaged to perform it. Each year, the Audit & Risk Committee will pre-approve audit services, audit-related services and tax services to be used by the Company.

The Audit & Risk Committee approved all services provided by Ernst & Young LLP. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and we expect that they will be available to respond to questions.

Ratification of the appointment of Ernst & Young LLP requires affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote. If the Company’s shareholders do not ratify the appointment of Ernst & Young LLP, the Audit & Risk Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. Even if the appointment is ratified, the Audit & Risk Committee may in the future replace Ernst & Young LLP as our independent registered public accounting firm if it is determined that it is in the Company’s best interests to do so.

The Audit & Risk Committee and the Board recommends that you vote “FOR” the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the year ending December 31, 2021.

AUDIT & RISK COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of Paya’s filings under the Securities Act or the Exchange Act that might incorporate by reference this Proxy Statement, in whole or in part, the following report shall not be incorporated by reference into any such filings.

The Audit & Risk Committee oversees our financial reporting process and Enterprise Risk Management program on behalf of the Board. The Audit & Risk Committee operates under a written charter, a copy of which is available on the “Investors” page of our website, www.paya.com, under the “Corporate Governance” tab. This report reviews the actions taken by the Audit & Risk Committee with regard to our financial reporting process during fiscal 2020 and particularly with regard to the audited consolidated financial statements as of December 31, 2020 and December 31, 2019 and for the three years ended December 31, 2020.

The Audit & Risk Committee is composed solely of independent directors. None of the committee members is or has been an officer or employee of the Company or any of our subsidiaries or has any current business or any family relationship with the Company or any of our subsidiaries or affiliates.

Our management has the primary responsibility for the financial statements and reporting process, including the systems of internal controls. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and issuing a report thereon. The Audit & Risk Committee’s responsibility is to monitor and oversee these processes and to select annually the accountants to serve as our independent auditors for the coming year.

The Audit & Risk Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to fulfill its oversight responsibilities under the Audit & Risk Committee’s charter.

In fulfilling its oversight responsibilities, the Audit & Risk Committee reviewed and discussed with management the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2020, including a discussion of the quality, rather than just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

In addition, the Audit & Risk Committee reviewed the Enterprise Risk Management program and discussed with management the relevant enterprise risk management policies and procedures.

The Audit & Risk Committee also discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, rather than just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit & Risk Committee under the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, the Audit & Risk Committee discussed with the auditors their independence from management and the Company, including the matters in the written disclosures and the letter required by the PCAOB regarding the independent auditors’ communications with the Audit & Risk Committee regarding independence. The Audit & Risk Committee also considered whether the provision of services during the fiscal year ended December 31, 2020 by the auditors that were unrelated to their audit of the consolidated financial statements referred to above and to their reviews of our interim consolidated financial statements during the fiscal year is compatible with maintaining their independence.

Additionally, the Audit & Risk Committee discussed with the independent auditors the overall scope and plan for their audit. The Audit & Risk Committee met with the independent auditors, with and without management present, to discuss the results of their examination, their observations on our internal controls and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit & Risk Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC.

Audit & Risk Committee:

Stuart Yarbrough, Chair

Michael Gordon (member through April 13, 2021)

Christine E. Larsen

OTHER MATTERS

We are not aware of any matters other than those discussed in the foregoing materials contemplated for action at the Annual Meeting. The persons named in the proxy card will vote in accordance with the recommendation of the Board on any other matters incidental to the conduct of, or otherwise properly brought before, the Annual Meeting. The proxy card contains discretionary authority for them to do so.

INCORPORATION BY REFERENCE

The Audit & Risk Committee Report shall not be deemed soliciting material or filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate such information by reference. In addition, this document includes website addresses, which are intended to provide inactive, textual references only. The information on these websites is not part of this document.

AVAILABILITY OF SEC FILINGS, CODE OF CONDUCT AND COMMITTEE CHARTERS

Copies of our reports on Forms 10-K, 10-Q, 8-K and all amendments to those reports filed with the SEC, and our Code of Conduct, Corporate Governance Guidelines and the charters of the Audit & Risk Committee and Nominating and Corporate Governance Committee, and any reports of beneficial ownership of our Common Stock filed by executive officers, directors and beneficial owners of more than 10% of our outstanding common stock are posted on and may be obtained through our website, https://investors.paya.com, or may be requested in print, at no cost, by contact us via the Internet at https://investors.paya.com/shareholder-resources/contact-ir or by mail at Paya Holdings Inc., 303 Perimeter Center North, Suite 600 Atlanta, Georgia 30346, Attention: Investor Relations.

WHERE TO FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith, we file annual, quarterly and current reports and other information with the SEC. Such information may be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov. We are an electronic filer, and the SEC maintains an Internet site at www.sec.gov that contains the reports and other information we file electronically. Our website address is https://investors.paya.com. Please note that our website address is provided as an inactive textual reference only. We make available free of charge, through our website, our annual report on Form 10-K, as amended, quarterly reports on Form 10-Q and current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on or accessible through our website is not part of this proxy statement.

COST OF PROXY SOLICITATION

The Company is paying the expenses of this solicitation. The Company will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxy materials to beneficial owners of stock held as of the Record Date by such persons, and the Company will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such proxy materials. In addition to solicitation by mail, directors, officers and other employees of the Company may solicit proxies in person or by telephone, facsimile, email or other similar means.